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ANNEX C

PURCHASE AGREEMENT

among

PRECISION CASTPARTS CORP.

AFT EUROPA KFT

and

ARC WIRELESS SOLUTIONS, INC.

Dated as of April 6, 2012

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Exhibit A	Form of Convertible Note
Exhibit B	Historical Financial Statements
Sellers’ Disclosure Schedule
U.S. Buyer’s Disclosure Schedule

Schedule 1	Description of Thixoforming Real Property
Schedule 2(a)	Transferred Assets
Schedule 2(b)	Transferred Contracts
Schedule 2(c)	Transferred Employees
Schedule 2(d)	Transferred Real Property
Schedule 2.5	338(h)(10) Purchase Price Allocation
Schedule 5.2	Terms and Conditions of Services Agreement
Schedule 8.1	Consents and Approvals
Schedule 8.2	Consents and Approvals
Schedule 8.2(i)	Statement of Acquisition

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of April 6, 2012, is among PRECISION CASTPARTS CORP., an Oregon corporation (“U.S. Seller”), AFT EUROPA KFT., a Hungarian limited liability company (registered address: Ipari park 5, 2651 Rétság, Hungary, having trade registry number Cg.12-09-003786) (“European Seller”, and together with U.S. Seller, the “Sellers”), and Arc Wireless Solutions, Inc., a Utah corporation (as purchaser, “U.S. Buyer”).

A.           U.S. Seller operates the Business through their ownership of Advanced Forming Technology, Inc., a Colorado corporation (the “Acquired U.S. Company”) and the European Seller. On or before the Closing Date, Sellers will operate the Business through the Acquired U.S. Company and a to-be-organized Hungarian limited liability company (the “Acquired European Company”).

B.           U.S. Buyer wishes to purchase the Acquired U.S. Company, excluding the Thixoforming Division, and U.S. Buyer wishes to purchase the Acquired European Company. U.S. Seller wishes to transfer to U.S. Buyer all of its interest in the Acquired U.S. Company, excluding the Thixoforming Division, and the European Seller wishes to transfer all of its interest in the Acquired European Company to the U.S. Buyer following the due transfer of all European Assets and Transferred Employees by the European Seller to the Acquired European Company and the concurrent assumption by the Acquired European Company of the Assumed Liabilities.

C.           U.S. Buyer and U.S. Seller intend for U.S. Seller to transfer the Thixoforming Assets and Thixoforming Liabilities to U.S. Seller, an Affiliate of U.S. Seller, or a third party buyer of the Thixoforming Division before Closing.

D.           On or before the Closing, Sellers intend to transfer the Acquired Operation (as defined below) to the Acquired European Company.

E.           Concurrent with the Closing, U.S. Buyer intends to effect the ARC QMT Consolidation (as defined below).

F.           Prior to Closing the Acquired European Company shall become an additional signatory to this Agreement.

G.           Each of U.S. Seller, European Seller, the Acquired U.S. Company, Acquired European Company and U.S. Buyer are sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

The Parties agree as follows:

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ARTICLE 1

DEFINITIONS

For purposes of this Agreement:

“$” or “Dollars” means United States dollars.

“Accounting Standards” means the principles, policies, procedures, practices, applications, methodologies and other elections consistent with the past practices of Sellers over the course of the two (2) years immediately preceding the Closing.

“Acquired Companies” means the Acquired European Company and Acquired U.S. Company.

“Acquired Company Cash” means cash and cash equivalents (including marketable securities and short-term investments) on hand in the Acquired Companies as of the close of business on the day before the Closing Date.

“Acquired European Company” means a Hungarian limited liability company to be formed by Sellers before the Closing Date.

“Acquired U.S. Company” means Advanced Forming Technology, Inc., a Colorado corporation.

“Acquired Operation” means the operations of European Seller, including all European Assets and Assumed Liabilities, but excluding the Excluded Assets and Excluded Liabilities of European Seller.

“Acquired Operation Cash” means cash and cash equivalents (including marketable securities and short-term investments) contributed to the Acquired Operation.

“Acquired U.S. Company Cash” means cash and cash equivalents (including marketable securities and short-term investments) on hand in the Acquired U.S. Company as of the close of business on the day before the Closing Date.

“Action” means any claim, action, suit, arbitration, inquiry, audit, examination, proceeding, investigation or audit by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, by contract, or otherwise.

“AFT Closing” has the meaning set forth in Section 2.3.

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“Agreement” is defined in the preamble.

“Arbitrator” is defined in Section 11.13.

“ARC” means ARC Wireless Solutions, Inc., a Utah corporation.

“ARC Financial Statements” is defined in Section 4.5(b).

“ARC Consolidation” means the ARC QMT Consolidation together with the acquisition by ARC, through one or more special purpose holding companies and acquisition subsidiaries, of the Acquired U.S. Company and the Acquired European Company.

“ARC QMT Consolidation” means the acquisition by ARC, through one or more special purpose holding companies and acquisition subsidiaries, of the Quadrant Metals Technologies LLC, and its subsidiaries, FloMet LLC, Tekna Seal LLC, General Flange and Forge LLC, and TubeFit LLC.

“ARC QMT Consolidation Closing” is defined in Section 2.3.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by the Person, including without limitation cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assumed Liabilities” means all liabilities and obligations of European Seller of any nature, known or unknown, contingent or absolute, accrued or otherwise obligations of European Seller (other than Excluded Liabilities), including, but not limited to (a) all accrued expenses and accounts payable of European Seller relating to the Business other than the Excluded Liabilities and (b) all product liability and product warranty obligations of European Seller.

“Business” means the business operated by the Acquired U.S. Company and, as of the date of this Agreement, by the European Seller and, as of the Closing Date, by the Acquired European Company with respect to the Acquired Operation, excluding the Thixoforming Division.

“Business Combination” means with respect to any Person any (i) merger, consolidation or combination to which such Person is a party, (ii) any sale, issuance dividend, split or other disposition of any capital stock or other equity interests (or any security or loan convertible into or exchangeable for such capital stock or other equity interests) of such Person, (iii) any tender offer (including without limitation a self- tender), exchange offer, recapitalization, liquidation, dissolution or similar transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person or (v) the entering into of any agreement or understanding, or the granting of any rights or options, with respect to any of the foregoing.

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“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York USA.

“Business Intellectual Property” means the Intellectual Property owned by each of the Acquired U.S. Company and by Acquired European Company, as the case may be.

“Business IP Agreements” means (a) licenses of Intellectual Property by the Acquired U.S. Company or Acquired European Company to any Person, (b) licenses of Intellectual Property by any Person to the Acquired U.S. Company or Acquired European Company, (c) agreements between the Acquired U.S. Company or Acquired European Company and any third party relating to the development or use of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Business Intellectual Property.

“Buyer Fundamental Reps” is defined in Section 9.1(b).

“Buyer Indemnified Party” is defined in Section 9.2.

“Cash Component” is defined in Section 2.2.

“Cash Component Credit Amount” is defined in Section 2.2.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (1980), and any analogous foreign or state Law(s) and regulations, in each case as amended through the Closing.

“Claims” means any and all administrative or judicial actions, suits, orders, claims, Liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil.

“Closing” is defined in Section 2.3.

“Closing Date” means the date of the Closing.

“Closing Date Purchase Price” is defined in Section 2.2.

“Closing Net Working Capital” means the combined Net Working Capital of the Acquired Companies, excluding the Thixoforming Division, determined as of the close of business on the day immediately before the Closing Date.

“Closing Net Working Capital Percentage” means the quotient, expressed as a percentage, of the Closing Net Working Capital over the Net Sales. As an example, if the Closing Net Working Capital is $5,000,000 and the Net Sales is $10,000,000, the Closing Net Working Capital Percentage is 50%.

“Closing Statement” is defined in Section 2.4(a).

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“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, including the regulations and published interpretations thereunder, and any similar state law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competition Law Filings” is defined in Section 5.8.

“Contract” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract or other commitment (whether written or oral).

“Convertible Note” means the convertible unsecured promissory note to be issued by ARC to the U.S. Seller substantially in the form set forth on Exhibit A.

“Copyrights” means mask works, rights of publicity and privacy, and copyrights in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

“Disputed Amounts” is defined in Section 2.4(d).

“DOJ” is defined in Section 5.8.

“Employee Benefit Plan” is defined in Section 3.7(a).

“Environment” means all surface waters, ground waters, air and land, including land surface and subsurface including fish, wild life and other natural resource.

“Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including any and all potential or actual Claims by Governmental Authorities or any Person for investigation, enforcement, cleanup, removal, response, remediation, damages, liability, loss contribution, indemnification, cost recovery, compensation or injunctive relief, resulting from: (a) an alleged violation of liability under any Environmental Law; (b) an alleged injury to health, safety or the Environment; (c) the violation of any Environmental Permit or condition thereof; or (d) the presence, release, use, discharge, transport, spill, leak, movement, migration, or disposal of any Hazardous Materials at any location, including but not limited to any off-site location to which Hazardous Materials or materials containing Hazardous Materials have been sent for handling, storage, treatment, or disposal.

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“Environmental Laws” means any and all federal, state, local, territorial, provincial and foreign, civil and criminal laws, common law doctrine (including, without limitation, negligence, nuisance, trespass, personal injury or property damage), statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions or agreements with any Governmental Authority relating to the protection of health and the Environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or release of Hazardous Materials, whether now existing or subsequently amended or enacted, including REACH, EC Regulation 1907/2006, CERCLA, 42 U.S.C. §9601 et seq. (1980); the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., and any law or regulation in force in Hungary concerning without limitation (i) the protection of human health, the work place or the environment, or (ii) the generation, manufacture, transportation, storage, treatment, use or disposal of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances, organism, article or wastes (whether in solid, semi-solid or liquid form or in the form of gas or vapor), and (iii) the application of technologies or production of noise, oscillation, or radiation that may be detrimental to the environment.

“Environmental Permits” means all permits, approvals, certifications, franchise identification numbers, licenses, registrations and other authorizations required under or issued pursuant to any applicable Environmental Law, including all amendments thereto and conditions thereof.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“European Assets” means:

(a)          the Transferred Real Property;

(b)          the Transferred Employees; and

(c)          the Transferred Assets and Transferred Contracts, include each of the following items, the ownership of which will transfer as contemplated by this Agreement from the European Seller to the Acquired European Company:

i.            all machinery, equipment, furniture, fixtures, furnishings, computer hardware and CIP assets, vehicles, tools, dies, molds, and parts and similar property (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

ii.         all raw materials, work in process, finished goods, spare parts, replacement and component parts, manufacturing supplies, and tooling;

iii.         all of the rights relating to the European Seller under contracts, commitments, and other instruments entered into by European Seller in connection with the Business;

iv.         all credits, prepaid expenses, deferred charges, advance payments, security deposits, and prepaid items relating to the Transferred Employees and Transferred Contracts;

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v.           all note and accounts receivable (including retentions) and all notes, bonds, and other evidences of indebtedness of and rights to receive payments from any Person, contingent or otherwise related to the Transferred Contracts;

vi.         all Intellectual Property owned by European Seller;

vii.         all of the following (in any form or medium, except relating exclusively to Excluded Assets or Excluded Liabilities): price lists, customer lists, customer files, distribution lists, production data, purchasing materials, manufacturing and quality control records and procedures, blueprints, research and development files, data and laboratory books, open sales order files, quotation logs and quote file history, proposals, databases, historical account information, system design and operating manuals, drawings, instruction, maintenance records, written quality assurance processes and procedures, and standard operating procedures related to the Transferred Real Property, Transferred Assets, Transferred Employees and Transferred Contracts;

viii.         to the extent their transfer is permitted by Law, all permits, including all applications therefor;

ix.         all rights to causes of action, lawsuits, judgments, claims, and demands of any nature available to or being pursued by European Seller relating to the Transferred Real Property, Transferred Assets, Transferred Employees and Transferred Contracts to the extent transferable under Hungarian Law or other applicable Law other than those that relate to an Excluded Asset or Excluded Liability;

x.         Acquired Operation Cash; and

xi.            All guarantees, warranties, indemnities, and similar rights with respect to any Transferred Real Property, Transferred Asset or Transferred Contract.

“European Purchase Price” is defined in Section 2.2.

“European Seller” is defined in the preamble.

“European Shares” means all of the equity interests in the Acquired European Company.

“Exchange Act” is defined in Section 4.5(a).

“Excluded Assets” means:

(a)          European Seller’s corporate seal, minute books, charter documents and corporate stock record books;

(b)          All rights of European Seller under any Intercompany Account;

(c)          All rights to repayments or refunds for any Taxes for any periods or partial periods before the Closing Date;

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(d)          All rights and any claims of European Seller under this Agreement; and

(e)          European Seller cash and cash equivalents (including marketable securities and short-term investments) other than Acquired Operation Cash.

“Excluded Liabilities” means

(a)          All Liabilities and obligations for any Taxes of European Seller for any periods or partial periods ending before the Closing Date;

(b)          All Liabilities or obligations of European Seller to any Intercompany Account;

(c)          All Liabilities or obligations arising from or related to any of the Excluded Assets; and

(d)          All Liabilities or obligations of European Seller under the Transaction Agreements.

“FTC” is defined in Section 5.8.

“Governmental Authority” means any federal, national, state, provincial, local, or similar United States or foreign government, governmental, regulatory or administrative authority (including any Taxing authority), agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, consent decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), hydrogen 3, and tritium (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, (c) any other chemical, material or substance which is regulated by any Environmental Law or Governmental Authority and (d) a Hazardous Substance.

“Hazardous Substance” shall have such meaning as defined in 42 USC § 9601(14) and as defined in any applicable state or local legislation or regulations.

“Historical Financial Statements” means the unaudited balance sheets of the Acquired U.S. Company, excluding the Thixoforming Division, and the European Seller as at March 28, 2010 and April 3, 2011 and income statements for the fiscal years ending on those dated, in the forms attached as Exhibit B. The April 3, 2011 statements are further defined as the “Most Recent Historical Financial Statements.”

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“Income Taxes” means any corporate income, franchise, net profits, excess profits or similar Taxes imposed or measured on the basis of gross or net income.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means Sellers pursuant to Section 9.2 or Buyer pursuant to Section 9.3, as the case may be.

“Independent Accountant” is defined in Section 2.4(d).

“Intellectual Property” means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets, and (e) Software.

“Intercompany Account” means, at any time, the obligations between the Acquired U.S. Company, European Seller or Acquired European Company, on the one hand, and Sellers and any Affiliate of Sellers (other than the Acquired U.S. Company, European Seller or Acquired European Company), on the other hand. Notwithstanding the foregoing, obligations of the Acquired European Company, on the one hand, and SPS/Unbrako K.K., on the other hand, is not an Intercompany Account.

“Intercompany Agreement” means, other than the Transaction Agreements, any agreement, understanding, arrangement or course of dealing between the Acquired U.S. Company, European Seller or Acquired European Company, on the one hand, and Sellers and any Affiliate of Sellers (other than the Acquired U.S. Company, European Seller or Acquired European Company), on the other hand. Notwithstanding the foregoing, any agreement, understanding, arrangement or course of dealing between the Acquired European Company, on the one hand, and SPS/Unbrako K.K., on the other hand, is not an Intercompany Agreement.

“Inventories” means all inventory, merchandise, finished goods, work in process, raw materials, supplies and other personal property maintained, held or stored by or for the Acquired U.S. Company and Acquired European Company at the Closing, and any prepaid deposits for any of the same.

“IRS” means the United States Internal Revenue Service.

“Knowledge of European Seller,” “Knowledge of Sellers” and “Knowledge of U.S. Seller” including all similar uses of the concept, including “aware,” “known to” and “knowledge of,” means at all relevant times before and as of Closing, the actual knowledge, after reasonable inquiry, of any of the following individuals: Kevin Schwindt, Lisa Dockins, and Melinda Topolcsik.

“Labour Code” means Act XXII of 1992 on the Hungarian Labour Code.

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“Law” means any domestic or foreign federal, or state statute, law, ordinance, rule, regulation, Governmental Order, writ, injunction, directive, judgment, decree, or other requirement applicable to any of the Parties, or any of the Parties’ Assets and Properties, or applicable to any of the Parties under the rules, regulations or policies of the NASDAQ stock market.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law or Tax Law), Action or Governmental Order, and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means Intellectual Property licensed to the Acquired U.S. Company or Acquired European Company pursuant to the Business IP Agreements.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing.

“Loss” is defined in Section 9.2.

“M & A Qualified Beneficiaries” is defined in Section 5.9(d).

“Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate with any other result, occurrence, condition, fact, change, violation, event or effect, has a material adverse effect or impact on the assets, Liabilities, financial condition, business, results of operations of the Business taken as a whole, or on the ability of Sellers to complete the Closing pursuant to the terms hereof or comply with their obligations hereunder, other than to the extent such effects are due to, relate to or arise from: (a) any general economic, capital market, financial, political or regulatory conditions, worldwide or in the United States or Europe; (b) factors generally affecting the industry or markets in which the Business operates or to which its products are sold; (c) an outbreak, escalation or material worsening of hostilities, war, acts of terrorism (including cyber terrorism), or other national or international calamity, crisis or emergency (including natural disasters) or any governmental or other response to any of the foregoing, in each case whether or not involving the United States or Europe; (d) changes, or proposed changes, in Law or interpretations or implementation thereof between the date hereof and the Closing; (e) the transactions contemplated by this Agreement and the public announcement thereof or any announcement pursuant to Section 5.7; (f) actions by customers or suppliers; (g) loss of personnel, suppliers or customers; (h) the delay or cancellation of orders for services and products; (i) the taking of any action (or omitting to take action) to the extent required by any Transaction Agreement or consented to in writing by either Buyer; (j) any event, change or effect resulting from the identity of either Buyer or its Affiliates; (k) any failure of the Business to meet financial projections (but not excluding any of the reasons for or factors contributing to the failure); (l) any event, change or effect resulting from the breach of any Transaction Agreement by either Buyer; and (m) any matters disclosed in Sellers’ Disclosure Schedule or any Update thereto; except, in the case of (a) through (b), as may have a material disproportionate effect on the Business relative to other comparable companies operating in the industry in which the Business operates.

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“Material Contracts” is defined in Section 3.10.

“Most Recent Historical Financial Statements” is defined under the defined term “Historical Financial Statements.”

“Net Sales” means the aggregate of all revenue attributable to (i) sales, leases, tooling sales, and all other revenues derived by the Acquired U.S. Company, but excluding revenues attributable to the Thixoforming Division; (ii) European Seller and (iii) the Acquired European Company, in each case, for the 12 month period immediately prior to the Closing Date, net of discounts, returns, freight and other ordinary course of business allowances determined in accordance with the Accounting Standards. For example, Net Sales for the fiscal year ended April 3, 2011, was $25,291,305.

“Net Working Capital” means the aggregate dollar amount of trade accounts receivable, Acquired Company Cash, total inventory, total CIP and prepaid expenses minus the aggregate dollar amount of trade accounts payable, accrued liabilities, and customer deposits as determined in accordance with the Accounting Standards, excluding in each case amounts related to the Thixoforming Division. For example, Net Working Capital, excluding Acquired Company Cash, for the fiscal year ended April 3, 2011, was $6,037,495. For purposes of clarity, Net Working Capital shall exclude any and all Taxes which are accrued, deferred, due or payable by any Seller or the Acquired European Company prior to Closing.

“Note Adjustment” is defined in Section 9.8.

“Parties” is defined in the preamble.

“Patents” means United States, foreign and international patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

“Permitted Liens” means (a) minor imperfections of title that do not materially detract from the value or impair the use of any asset; (b) liens for Taxes, assessments, and other governmental charges or levies not yet due and payable or delinquent or which are being contested in good faith by appropriate action and as to which adequate reserves have been established in accordance with the Accounting Standards; (c) statutory liens of mechanics, materialmen, warehousemen or carriers, and similar liens arising by operation of Law in the ordinary course of business for sums not yet due or being contested in good faith and as to which adequate reserves have been established in accordance with the Accounting Standards; and (d) applicable zoning laws and ordinances and municipal regulations and rights reserved to or vested in any Governmental Authority to control or regulate real property and realty rights.

“Person” means any individual, partnership, firm, joint stock corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Post-Closing Adjustment” is defined in Section 2.4(a).

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 “Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period from and after the day immediately following the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period through the Closing Date.

“Product Liability Claim” means a Claim made by a third-party alleging injury to person or property as a result of a product defect, malfunction, design defect, product failure or similar failure.

“Purchase Price” means, collectively, the U.S. Purchase Price and the European Purchase Price, plus or minus the Post-Closing Adjustment.

“REACH” means EC Regulation 1907/2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals.

“Resolution Period” is defined in Section 2.4(c).

“Review Period” is defined in Section 2.4(b).

“Seller Fundamental Reps” is defined in Section 9.1(a).

“Seller Indemnified Party” is defined in Section 9.3.

“Sellers” is defined in the preamble.

“SEC” is defined in Section 4.5(a).

“SEC Documents” is defined in Section 4.5(a).

“Services Agreement” is defined in Section 5.2.

“Shares” means U.S. Shares and European Shares.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Straddle Period” means any Tax Period beginning on or before the Closing Date and ending after the Closing Date.

“Statement of Objections” is defined in Section 2.4(c).

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“Subsidiary” means any Person that directly or indirectly, beneficially owns more than twenty-five percent (25%) of either the equity interests in, or the voting control of, another Person.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, Liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties and additions thereto) imposed by any Governmental Authority, including, without limitation, income, estimated income, alternative minimum, gross receipts, profits, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes, and any of the foregoing arising with respect to any transfer pricing.

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, return, information return, claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration, statement or certification filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax, including all attachments thereto and amendments thereof.

“Third Party Claim” is defined in Section 9.5(b).

“Thixoforming Assets” means all right, title and interest in and to the following tangible and intangible assets of U.S. Seller exclusively related to the Thixoforming Division:

(a)          All raw materials, work-in-process and finished goods exclusively related to the Thixoforming Division, and supplies and other inventory of U.S. Seller exclusively related to the Thixoforming Division including, without limitation, spare parts, tools and supplies, whether or not recorded in the U.S. Seller’s inventory records, and the shelves and shelving on which U.S. Seller now stores the inventory;

(b)          The machinery, equipment, tooling, dies and fixtures exclusively related to the Thixoforming Division and not included in inventory described in (a), above;

(c)          All rights of U.S. Seller, whether now existing or hereafter arising, against manufacturers, vendors or subcontractors with respect to any of the inventory described in (a), above, or fixed assets described in (b), above, or any part thereof, including, without limitation, all product warranties thereon and all rights, including any accounts receivable;

(d)          Copies of all price lists, customer and vendor lists, historical sales data and other accounting and Thixoforming Division records, files and data exclusively relating to the Thixoforming Division;

(e)          All of U.S. Seller’s rights under all agreements exclusively related to the Thixoforming Division, including any accounts receivable;

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(f)          All customer orders to purchase products of the Thixoforming Division and all deposits and other payments relating thereto;

(g)          All rights to the name “Thixoforming”, all goodwill related to the foregoing, and an exclusive license to use the mark “AFT-Thixoforming”;

(h)          all patents, patent applications, specifications, processes, know-how, blueprints, drawings, designs, patterns, copyrights, copyright applications, formulae, inventions, technology, trade secrets, proprietary information and other information and documents, in each case exclusively relating to or exclusively used in connection with the development, manufacture, distribution or sale of any products of the Thixoforming Division or the Thixoforming Division; and

(i)          the Thixoforming Division building and related real property as described in detail on Schedule 1.

“Thixoforming Division” means the Acquired U.S. Company’s business of manufacturing, fabricating, producing, marketing, distributing, and selling magnesium alloy components.

“Thixoforming Easements” is defined in Section 2.8.

“Thixoforming Liabilities” means all Liabilities and obligations of the Acquired U.S. Company exclusively related to the Thixoforming Division of any nature, known or unknown, contingent or absolute, accrued or otherwise, including, but not limited to (a) all accrued expenses and accounts payable of the Acquired U.S. Company exclusively related to the Thixoforming Division, (b) all tax and environmental liability exclusively related to the Thixoforming Division, and (c) all product liability and product warranty obligations of the Acquired U.S. Company exclusively related to the Thixoforming Division.

“Trade Secrets” means trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing, engineering and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, methodologies, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, industrial models, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“Trademarks” means United States, foreign and international service marks, service names, brand names, business and product names, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

“Transaction Agreements” means this Agreement and the Convertible Note.

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“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added, recording, escrow and other similar Taxes incurred in connection with the transactions contemplated by the Transaction Agreements (including recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).

“Transferred Assets” means (i) all the fixed assets and current assets listed in Schedule 2(a), as may be updated by mutual agreement of the Parties (not to be unreasonably withheld) on or before the Closing Date to take into account new and terminated customers and customers who do not consent to the assignment and transfer and (ii) all other fixed assets and current assets mutually agreed by the Sellers and U.S. Buyer.

“Transferred Contracts” means (i) all the customer and supplier contracts listed in Schedule 2(b), as may be updated by mutual agreement of the Parties (not to be unreasonably withheld) on or before the Closing Date to take into account new and terminated customers and customers who do not consent to the assignment and transfer and (ii) all other customer and supplier contracts mutually agreed by the Sellers and U.S. Buyer.

“Transferred Employees” means the employees listed in Schedule 2(c), as may be updated by mutual agreement of the Parties (not to be unreasonably withheld) on or before the Closing Date to take into account new and terminated employees and employees who do not consent to the assignment and transfer.

“Transferred Real Property” means the real property listed on Schedule 2(d).

“Treasury Regulation” means the Treasury Regulation promulgated under the Code by the United States Department of Treasury.

“Update” is defined in Section 5.10.

“U.S. Purchase Price” is defined in Section 2.2.

“U.S. Seller” is defined in the preamble.

“U.S. Seller Easements” is defined in Section 2.8.

“U.S. Shares” means all of the shares of capital stock of the Acquired U.S. Company.

ARTICLE 2
PURCHASE AND SALE

Section 2.1.          Purchase and Sale.

(a)          Upon the terms and subject to the conditions of this Agreement, at the Closing, U.S. Seller shall sell, assign, transfer, convey and deliver to U.S. Buyer, the U.S. Shares free and clear of any encumbrance, and U.S. Buyer shall purchase the U.S. Shares from U.S. Seller.

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(b)          Upon the terms and subject to the conditions of this Agreement, at the Closing, European Seller shall sell, assign, transfer, convey and deliver to U.S. Buyer or its assignee, the European Shares free and clear of any encumbrance, and U.S. Buyer or its assignee shall purchase the European Shares from European Seller.

Section 2.2.          Closing Date Purchase Price. The aggregate purchase price payable at Closing is $43,000,000 (the “Closing Date Purchase Price”). Of the Closing Date Purchase Price, (a) the price attributable to the purchase of the European Shares (the “European Purchase Price”) will be equal to the market value of the European Assets and Assumed Liabilities, with the understanding that the market value is equal to the net book value, except with respect to the real property, in which market value is equal to the net book value less $800,000 and (b) the remainder is attributable to the purchase of the U.S. Shares (the “U.S Purchase Price”); provided the U.S. Purchase Price must be at least $17.2 million ($16 million of goodwill and $1.2 million in machinery and equipment book value). $25,400,000 of the Closing Date Purchase Price is payable in cash (the “Cash Component”) at the Closing to an account designated by Sellers in writing not less than three (3) Business Days before the Closing and $17,600,000 is payable to U.S. Seller by delivery of the duly executed Convertible Note. The Cash Component is first attributable to the purchase of the European Shares, and any remainder is attributable to the U.S. Shares. The Parties acknowledge and agree that U.S. Buyer shall be credited dollar for dollar as part of the Cash Component of the aggregates amounts (a) equal to lower of (i) fifty percent (50%) of the insurance premium for the insurance policy described in Section 5.13 or (ii) $100,000, provided that U.S. Buyer provides the U.S. Seller with evidence of the purchase of the premium prior to Closing; and (b) fifty percent (50%) of the total amount of all Transfer Taxes described in Section 7.3, the amount of Transfer Taxes owing to be mutually confirmed by the Parties before Closing (the “Cash Component Credit Amount”). The Parties acknowledge and agree that the Cash Component Credit Amount shall be deemed to constitute payment and satisfaction by Buyer of such portion of the Cash Component in amount equal to the Cash Component Credit Amount. The Parties acknowledge and agree that the principal amount of the Convertible Note may be adjusted in accordance with Section 9.8.

Section 2.3.          Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement, shall take place at a closing (the “ AFT Closing”) to be held at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Portland, Oregon at 10:00 a.m., Pacific time, which shall occur substantially simultaneously with the closing of the ARC QMT Consolidation (the “ARC QMT Consolidation Closing” and referred together with the AFT Closing, as the “Closing”) at the offices of Wuersch & Gering LLP, 100 Wall Street, New York, NY at 1:00 p.m. Eastern time, on the third Business Day after the date on which the last of the conditions set forth in ARTICLE 8 are fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement, or at such other place or at such other time or on such other date as the Parties may mutually agree upon in writing. The Closing is deemed to have occurred at 12:01 a.m. Portland time on the Closing Date.

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Section 2.4.          Post-Closing Purchase Price Adjustment.

(a)          Preparation of Closing Statement. Within 45 days after the Closing Date, U.S. Buyer shall prepare in accordance with the Accounting Standards and deliver to U.S. Seller a statement (the “Closing Statement”) setting forth U.S. Buyer’s calculation of Closing Net Working Capital, Net Sales, Closing Net Working Capital Percentage, and Post-Closing Adjustment. The “Post-Closing Adjustment” is an amount equal to the product of (x) Closing Net Working Capital Percentage less 25.0% and (y) Net Sales. If the Post-Closing Adjustment is a positive number, U.S. Buyer shall pay to U.S. Seller an amount equal to the Post-Closing Adjustment in accordance with Section 2.4(g). If the Post-Closing Adjustment is a negative number, U.S. Seller shall pay to U.S. Buyer an amount equal to the Post-Closing Adjustment in accordance with Section 2.4(g).

(b)          Examination. U.S. Seller shall have 45 days after receipt of the Closing Statement (the “Review Period”) to review the Closing Statement.

(c)          Objection. On or before the last day of the Review Period, U.S. Seller may object to U.S. Buyer’s determination of Closing Net Working Capital, Net Sales, Closing Net Working Capital Percentage, and Post-Closing Adjustment by delivering to U.S. Buyer a written statement setting forth U.S. Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for U.S. Seller’s disagreement (the “Statement of Objections”). If U.S. Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Net Working Capital, Net Sales, Closing Net Working Capital Percentage, and Post-Closing Adjustment reflected in the Closing Statement are deemed accepted by U.S. Seller. If U.S. Seller delivers a Statement of Objections before the expiration of the Review Period, U.S. Seller and U.S. Buyer shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”). If the objections are resolved within the Resolution Period, the Closing Net Working Capital, Net Sales, Closing Net Working Capital Percentage, and Post-Closing Adjustment, with changes agreed in writing by U.S. Seller and U.S. Buyer, will be final and binding.

(d)          Resolution of Disputes. If U.S. Buyer and U.S. Seller fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then U.S. Buyer and U.S. Seller shall submit any amounts remaining in dispute (“Disputed Amounts”) for resolution to an impartial nationally recognized firm of independent certified public accountants other than U.S. Buyer’s or U.S. Seller’s accountants (the “Independent Accountant”). The Independent Account will act as an expert subject to the terms of this Section 2.4 and not an arbitrator, and shall resolve the Disputed Amounts only and make any adjustments to the Closing Net Working Capital, Net Sales, Closing Net Working Capital Percentage, and Post-Closing Adjustment in accordance with the Accounting Standards. The U.S. Buyer and U.S. Seller agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by U.S. Buyer and U.S. Seller and their decision for each Disputed Amount must be within the range of values assigned to each item in the Closing Net Working Capital, Net Sales, and Closing Net Working Capital Percentage set forth in the Closing Statement and the Statement of Objections, respectively.

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(e)          Fees of the Independent Accountants. U.S. Buyer shall pay a portion of the fees and expenses of the Independent Accountant equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountant that are resolved in favor of U.S. Sellers (i.e., the difference between the Independent Accountant’s determination and Buyer’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountant (i.e., the sum total by which U.S. Seller’s determination and U.S. Buyer’s determination differ from the determination of the Independent Accountant). U.S. Seller shall pay that portion of the fees and expenses of the Independent Accountant that U.S. Buyer is not required to pay hereunder.

(f)          Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as U.S. Buyer and U.S. Seller shall agree in writing) after its engagement. The Independent Accountant’s resolution of the Disputed Amounts and adjustments to the Closing Net Working Capital, Net Sales, Closing Net Working Capital Percentage, and Post-Closing Adjustment is conclusive and binding upon the Parties.

(g)          Payments of Post-Closing Adjustment. Except as otherwise provided in this Agreement, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, is due (i) within three (3) Business Days of acceptance of the Closing Statement or (ii) if there are Disputed Amounts, then within three (3) Business Days of the resolution of the Disputed Amounts by the Independent Accountant. The Post-Closing Adjustment must be paid by wire transfer of immediately available funds to the account directed by U.S. Buyer or U.S. Seller, as the case may be. The amount of any Post-Closing Adjustment bears interest from and including the Closing Date to, but excluding, the date of payment at a rate per year equal to the rate of interest published by the Wall Street Journal as the “prime rate” at large U.S. money center banks. Interest must be calculated daily on the basis of a 365 day year and the actual number of days elapsed, compounded daily.

Section 2.5.          Allocation of Purchase Price; Section 338(h)(10) Election.

(a)          U.S. Seller and U.S. Buyer shall each make an election under Section 338(h)(10) of the Code with respect to the sale of the Shares. The U.S. Purchase Price, as determined for all applicable Tax purposes, shall be allocated among the assets of the Acquired U.S. Company deemed to be sold as a result of the Section 338(h)(10) election consistent with the principles set forth on the Allocation Schedule attached as Schedule 2.5. The allocation described above shall be adjusted, as mutually agreed by the U.S. Buyer and Sellers to reflect the Post-Closing Adjustment, the additional consideration paid pursuant to Section 2.5(a), any other adjustments under this Agreement, and to quantify any items in a manner that is consistent with the Closing Statement.

(b)          Each of the Parties agrees (i) to report, and to cause their respective Affiliates to report, the federal, state, local, foreign and other Tax consequences of the purchase and sale contemplated hereby, including the filing of Internal Revenue Service Form 8594, in a manner consistent with the allocation of the Purchase Price between the U.S. Purchase Price and the European Purchase Price, as specified in Section 2.2, and with the allocation of the European Purchase Price and U.S. Purchase Price in accordance with this Section 2.5, and (ii) not to take any position inconsistent therewith in any Tax Return, refund claim, litigation, or otherwise, unless otherwise required by applicable Law.

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 Section 2.6.          ARC Consolidation. Concurrent with the Closing, U.S. Buyer shall cause ARC, U.S. Buyer, and any ARC Affiliates to take any and all actions which are necessary or advisable to effect the ARC Consolidation. Sellers shall promptly execute and deliver to the U.S. Buyer, at the sole cost and expense of the U.S. Buyer, any and all documents, certificates or instruments in addition to the Transaction Agreements that are reasonably requested by the U.S. Buyer pursuant to any and all requirements of Law which are necessary for purposes of accomplishing the effectiveness of the ARC Consolidation at Closing; provided, however, that the U.S. Buyer will not be responsible for any attorney fees of the Sellers pursuant to any obligations of Sellers under this Section 2.6.

Section 2.7.          Settlement of Intercompany Accounts. Before the Closing, Sellers shall cause the Acquired Companies to settle all Intercompany Accounts.

Section 2.8.          Transfer of Thixoforming Assets; Assumption of Thixoforming Liabilities; Easements. Prior to the Closing, U.S. Seller shall cause the Acquired U.S. Company to transfer the Thixoforming Assets to U.S. Seller, an Affiliate of U.S. Seller, or a third party buyer of the Thixoforming Division, and to grant easements, rights and/or licenses in favor of the Thixoforming Division on the real property retained by the Acquired U.S. Company, including related to common access, utilities, use of the Acquired U.S. Company’s loading dock, and drainage, which easements, rights and/or licenses will be recorded on the affected parcels (collectively, the “Thixoforming Easements”). The recipient of the Thixoforming Assets shall assume the Thixoforming Liabilities. Prior to Closing, the Acquired U.S. Company shall reserve (or the Thixoforming Division will grant the Acquired U.S. Company), certain easements, rights and/or license related to access to certain common access, utilities, hydrogen and argon storage tanks (the “U.S. Company Easements”). If there are any expenses, costs or fees related to the establishment and recording of the Thixoforming Easements and U.S. Company Easements, these expenses, costs or fees will be borne equally by the U.S. Seller and U.S. Buyer. Costs of ongoing maintenance and repair of (a) shared facilities under the Thixoforming Easements and U.S. Company Easements (and costs of for irrigation water and electric power provided to the common parking/access lighting and landscape irrigation system(s)) and the cost of argon gas from the argon tank currently on the Thixoforming Division real property and serving both the Thixoforming Division real property and the Acquired U.S. Company property generally shall be borne in proportion to the parties’ respective usage, (b) of the dock, and common lighting, irrigation and drainage facilities (subject to (c) and (e), below) on the Acquired U.S. Company property  and the liquefied gas tanks serving the Acquired U.S. Company property located on the Thixoforming Division real property shall be borne by the Acquired U.S. Company, (c) of facilities solely serving one or the other parcel shall be solely borne by the owner of that parcel, (d)  of the common lighting and irrigation facilities (subject to (c), above, and (e), below) (i) on the Thixoforming Division real property shall be borne by the owner of the Thixoforming Division real property and (ii) on the Acquired U.S. Company property shall be borne by the Acquired U.S. Company, and (e) in all cases with each party responsible to repair extraordinary damage to the easement area(s) and facilities caused by such party.

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Section 2.9.          Transfer of the European Assets and Assumption of Assumed Liabilities. Prior to the Closing, the European Seller shall organize the Acquired European Company as its wholly owned subsidiary and contribute or transfer the European Assets to the Acquired European Company, and shall cause the Acquired European Company to assume the Assumed Liabilities.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF SELLERS

Sellers represent and warrant with respect to the Acquired Companies to U.S. Buyer that, except as set forth in Sellers’ Disclosure Schedule:

Section 3.1.          Existence; Authority.

(a)          U.S. Seller is a corporation duly organized and validly existing under the Laws of the state of Oregon. U.S. Seller has full corporate power and authority, as applicable, to enter into this Agreement and to carry out its respective terms. U.S. Seller has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement. U.S. Seller is not in default under, or in violation of, any provision of its articles of incorporation or bylaws. This Agreement has been duly and validly executed and delivered by U.S. Seller. This Agreement is binding upon and enforceable against U.S. Seller in accordance with its terms, except as enforceability may be limited or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application relating to or affecting creditors’ rights and remedies generally and (ii) rules of Law governing specific performance, injunctive relief, or other equitable remedies. The execution and delivery by U.S. Seller of this Agreement, the performance by U.S. Seller of its obligations hereunder and the consummation of the transactions contemplated hereby does not and will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of the Acquired U.S. Company.

(b)          The Acquired U.S. Company is a corporation duly organized and validly existing under the Laws of the state of Colorado. The Acquired U.S. Company is not in default under, or in violation of, any provision of its articles of incorporation or bylaws. The Acquired U.S. Company is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business requires such qualification. The Acquired U.S. Company has all necessary corporate power and authority to own, lease, and operate its Assets and Properties and to carry on its business as now conducted. The Acquired U.S. Company has not, and has never had, any Subsidiaries, and holds no equity, partnership, limited liability company, joint venture or other interest in any Person.

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 (c)          European Seller is a Hungarian limited liability company. European Seller is not in default under, or in violation of, any provision of its organizational charter. European Seller is registered in the Hungarian trade registry. European Seller has full corporate power and authority to enter into the Transaction Agreements to which it is a party and to carry out their respective terms. European Seller has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly and validly executed and delivered by European Seller. This Agreement is binding upon and enforceable against European Seller in accordance with its terms, except as enforceability may be limited or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application relating to or affecting creditors’ rights and remedies generally and (ii) rules of Law governing specific performance, injunctive relief, or other equitable remedies. The execution and delivery by European Seller of the Transaction Agreements, the performance by European Seller of its obligations under the Transaction Agreements and the consummation of the transactions contemplated thereby does not and will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents of the European Seller.

(d)          As of the Closing Date, the Acquired European Company will be a Hungarian limited liability company. Except as contemplated by this Agreement, as of the Closing Date, the Acquired European Company will be registered in the Hungarian trade registry and will be duly qualified or licensed to own or lease the real property used in its business. Except as contemplated by this Agreement, as of the Closing Date, the Acquired European Company will have all necessary corporate power and authority to own, lease, and operate its Assets and Properties and to carry on the business of the Acquired European Company as conducted with respect to the Acquired Operation. Between the date of its organization and the Closing Date, the Acquired European Company will not have any Subsidiaries, and will not hold any equity, partnership, limited liability company, joint venture or other interest in any Person.

Section 3.2.          Capitalization. Subject to the organization of the Acquired European Company, Sellers have (a) the entire right, title, and interest in and to the Shares, and (b) full right, power, capacity, and authority to validly sell, assign, convey, and transfer the Shares to U.S. Buyer. If and when transferred to U.S. Buyer as provided in this Agreement, the Shares will be transferred free and clear of all liens, encumbrances, or claims of others. Sellers have not granted or agreed to grant to any other Person a right, whether absolute or contingent, to purchase or acquire any of the Shares, and no Person (other than U.S. Buyer) has any such right.

Section 3.3.          No Adverse Consequences. The execution, delivery, and performance of this Agreement by Sellers (a)  does not require Sellers or the Acquired Companies (i) to obtain the consent, approval, or authorization of any Governmental Authority having jurisdiction over Sellers other than such filings as may be required under any Competition Law, reports under the Securities Exchange Act of 1934, as amended, filings with the New York Stock Exchange, filings required to organize the Acquired European Company and transfer the European Assets and Assumed Liabilities contemplated by this Agreement, and consents, approvals, or authorization not required to be obtained until after Closing or to the extent applicable in the course of the transfer of the European Assets and assumption of Assumed Liabilities pursuant to Section 2.9 above or (ii) to submit or file of any notice, report, or other filing with any Governmental Authority having jurisdiction over Sellers other than such filings as may be required under any Competition Law, reports under the Securities Exchange Act of 1934, as amended, filings with the New York Stock Exchange, filings required to organize the Acquired European Company and transfer the European Assets and Assumed Liabilities contemplated by this Agreement, and filings not required to be made until after Closing or to the extent applicable in the course of the transfer of the European Assets and assumption of Assumed Liabilities pursuant to Section 2.9 above; (b) will not violate any Law, judgment, order, injunction, decree, or ruling of any Governmental Authority applicable to Sellers; and (c) will not, either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in a material breach of the terms, conditions or provisions of, or constitute a material default under any Material Contract or permit.

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 Section 3.4.          Litigation. There is no litigation, proceeding, or investigation pending or, to Knowledge of Sellers, threatened, against Sellers or the Acquired Companies with respect to the Business.

Section 3.5.          Compliance with Laws. Each Seller is in material compliance with all Laws as in effect on the date of this Agreement applicable to the conduct of the Business, or applicable to its employees employed in the Business.

Section 3.6.          Labor Matters.

(a)          The Acquired U.S. Company is not a party, or otherwise subject, to any labor or collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or, to Knowledge of U.S. Seller, attempting to represent any employees of the Acquired U.S. Company. There is no representation petition respecting the employees of the Acquired U.S. Company pending before any Governmental Authority or, to Knowledge of U.S. Seller, threatened to be brought or filed.

(b)          The European Seller is not, and, at the Closing Date, the Acquired European Company will not be, a party, or otherwise subject to as the operator or successor of the Acquired Operation any labor or collective bargaining agreement and other than a works council, there are no labor unions or other organizations representing, purporting to represent or, to Knowledge of European Seller, attempting to represent any employees of European Seller or the Acquired European Company. There is no representation petition respecting the employees of European Seller or Acquired European Company pending before any Governmental Authority or, to Knowledge of European Seller, threatened to be brought or filed.

Section 3.7.          Employee Benefits; Employees.

(a)          The Sellers’ Disclosure Schedule lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, stock option, restricted stock, life insurance, health and disability insurance, hospitalization, self-insured health plans, severance pay plans and all other employee benefit plans or arrangements established or maintained by European Seller and the Acquired Companies, including, without limitation, any and all such plans within the scope of ERISA (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).

(b)          With respect to each Employee Benefit Plan, Sellers have made available prior to the Closing Date a correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) the most recent copies of all documents constituting or embodying such Employee Benefit Plans, (ii) the most recent favorable IRS determination or opinion letter, if applicable, (iii) the most recent summary plan description, and (iv) the most recent Form 5500 and attached schedules, if applicable.

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 (c)          Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law (including under ERISA and the Code, as applicable), except as would not reasonably be expected to result in material liability to the Acquired Companies. No suit, administrative proceeding, action or other litigation has been brought or threatened against or with respect to any such Employee Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(d)          None of the Acquired Companies or European Seller participates in, and has not withdrawn from participation in, a “multiemployer plan” as defined in ERISA section 37A, any “multiple-employer welfare arrangement” as defined in ERISA section 40A, or any employee pension benefit plans (within the meaning of ERISA section 3(2)) maintained by multiple employers that are not members of the same controlled group of entities. Except as set forth in the Sellers’ Disclosure Schedule, none of the Employee Benefit Plans is a defined benefit pension plan subject to Title IV of ERISA.

(e)          With respect to each Employee Benefit Plan, neither the Sellers nor any of their relevant Affiliates is currently liable for any material Taxes arising under Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Code, and no fact or event exists that would give rise to any such material liability for Taxes. Neither Sellers nor any of their relevant Affiliates has incurred any material liability under or arising out of Title IV of ERISA that has not been satisfied in full (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), and no fact or event exists that would reasonably be expected to result in such a liability.

(f)          Sellers have not incurred any material liability in respect of post-employment health, medical or life insurance benefits for any current or former employee of the Acquired Companies, except as may be required under COBRA or similar Laws and at the expense of the current or former employee.

(g)          Sellers provided U.S. Buyer with a complete and accurate list of all employees and sales persons currently employed or engaged by the Acquired U.S. Company (other than employees of the Thixoforming Division) and European Seller, together with the position held by each person, the amount of the annual compensation (separating base salary and other forms of compensation) of each person and all employee credit for unused vacation time and other paid time off that has been accrued through the date of this Agreement. The Acquired U.S. Company and European Seller have paid in full to those employees all wages, commissions, bonuses and other compensation for all services performed by them through the date of this Agreement (other than accrued paid time off as set forth in the Most Recent Historical Financial Statements and as accrued in the ordinary course of business since that date of those statements and amounts accrued since the end of the last pay period) and each of the Acquired U.S. Company and European Seller is not subject to any claim for non-payment or non-performance of any of the foregoing.

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(h)          Sellers’ Disclosure Schedule lists all open workers’ compensation claims of employees of the Acquired U.S. Company.

Section 3.8.          Real Property. The Sellers’ Disclosure Schedule contains a list of all real property currently owned or leased by the Acquired Companies (other than the real property included in the Thixoforming Assets) and European Seller, and a list of all leases or other material agreements applicable thereto. Sellers have delivered to U.S. Buyer copies of all leases and other agreements listed in the Sellers’ Disclosure Schedule. All such leases are in full force and effect. None of the Acquired Companies or European Seller are in material default under any such leases and, to the Knowledge of Sellers, no event has occurred and is continuing that, with the passage of time or upon giving of notice or both, would constitute an event of material default thereunder. The improvements on the real property owned or leased by the Acquired U.S. Company and, with respect to the Acquired Operation, by the Acquired European Company are adequate and suitable for the purposes presently being used and there are no condemnation or appropriation proceedings pending or threatened against real property or the improvements thereon.

Section 3.9.          Tangible Personal Property. Except as contemplated by this Agreement, as of the date of this Agreement, the Acquired U.S. Company and European Seller have, and, as of the Closing, the Acquired Companies will have, good and marketable title to, or the right to possession under valid leases of, all of the tangible personal property used in its business that is material to the operation of its Business, free and clear of all encumbrances, except Permitted Liens. All such tangible personal property is adequate and suitable for the conduct by the Acquired Companies of the Business conducted by the Acquired U.S. Company and European Seller as of the date of this Agreement, such use complies in all material respects with all applicable Laws, and there are no condemnation or appropriation proceedings pending or threatened against such tangible personal property or improvements thereon.

Section 3.10.        Certain Contracts and Arrangements. Sellers’ Disclosure Schedule lists all written Contracts to which any of the Acquired Companies or the European Seller is a party that are material to the conduct of the Business, other than purchase orders entered into in the ordinary course of business, including all guarantees of any indebtedness or other obligations of or by the Acquired Companies or European Seller (any such contract, a “Material Contract”). Sellers have delivered to U.S. Buyer copies of all written Material Contracts (including any and all amendments and other modifications to such Material Contracts) or in the case of oral Material Contracts complete and accurate written descriptions of each Material Contract. The Material Contracts are valid and binding obligations of the Acquired U.S. Company, European Seller or the Acquired European Company, as applicable, and, to Knowledge of Sellers, the other parties thereto, enforceable against such parties in accordance with their respective terms except as the same may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the enforcement of creditors’ rights generally and (b) Laws governing specific performance, injunctive relief, or other equitable remedies. The Acquired U.S. Company and European Seller and, to Knowledge of Sellers, each other party thereto, have complied in all material respects with each such Material Contract, and the Acquired U.S. Company and European Seller and, to Knowledge of Sellers, each other party thereto have not caused or permitted to occur a material default under any of Material Contracts, nor has the Acquired U.S. Company, the European Seller or the Acquired European Company granted or been granted any material waiver or forbearance with respect to any of Material Contracts.

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 Section 3.11.        Taxes.

(a)          All Income Tax Returns and all other material Tax Returns required to be filed by or on behalf of the Acquired Companies and European Seller have been timely filed and all Taxes shown to be due on those Tax Returns have been timely paid. All such Tax Returns were correct and complete in all material respects and completely reflect the income, franchise or other tax liability and all other information required to be reported thereon.

(b)          None of the Acquired Companies or European Seller is the beneficiary of any extension of time within which to file any Tax Return, other than extensions which do not require the affirmative consent of the relevant Governmental Authority, and no waiver of any statute of limitations in respect of Taxes nor any agreement for extension of time with respect to a Tax assessment or deficiency is in effect or been entered into by or on behalf of the Acquired Companies or European Seller, as the case may be.

(c)          There is no pending dispute, claim, audit, or investigation, concerning any Tax liability of the Acquired Companies or European Seller by or with any Tax authority either (i) for which Sellers or the Acquired Companies have received written notice or (ii) to the Knowledge of Sellers, otherwise.

(d)          All material Taxes required by applicable Tax Law to be withheld or collected by or on behalf of the Acquired Companies or European Seller in connection with any amounts paid or owing to any employee or independent contractor, creditor or other party relating to the Business have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.

(e)          None of the Acquired Companies or European Seller has within the past five years distributed stock of another company, or has had its stock distributed by another company, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(f)          To the Knowledge of Sellers, Sellers do not expect any Tax authority to assess any additional Taxes against or in respect of the Acquired Companies for any past period.

Section 3.12.       Historical Financial Statements. The Historical Financial Statements were prepared using materially accurate data derived from the books and records of the Acquired U.S. Company and the European Seller, in the ordinary course of business and fairly present the financial condition of the Acquired U.S. Company, excluding the Thixoforming Division, and European Seller as of their respective dates and the results of their operations for the periods indicated, in each case on a basis consistent with prior periods and with the Accounting Standards. The Historical Financial Statements are not audited, reviewed, or compiled and reflect income before interest income/expense, taxes, and extraordinary items.

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 Section 3.13.        Permits and Licenses. Except as contemplated by this Agreement, as of the date of this Agreement, the Acquired U.S. Company and European Seller hold, and, at Closing, the Acquired Companies will hold, all permits that are material to the Business and necessary for the lawful conduct of the Business as currently conducted pursuant to the Laws applicable to the Acquired Companies. Each U.S. Company permit and each permit with respect to the Acquired Operation is in full force and effect, and, except as contemplated by this Agreement, will at Closing remain in full force and effect for operations of the Business to the same and full extent as the Business is operated as of the date hereof, and neither the Acquired U.S. Company nor European Seller is, or has received notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such permit.

Section 3.14.        Environmental Conditions.

(a)          To Knowledge of Sellers, each of the Acquired Companies and European Sellers is in material compliance with all material terms, conditions and provisions of all applicable Environmental Laws and Environmental Permits.

(b)          The Acquired U.S. Company has not received written notice of, nor is the Acquired U.S. Company currently the subject of, (i) a pending or, to Knowledge of U.S. Seller, threatened Environmental Claim or (ii) a civil, criminal, or administrative complaint or notice of violation from any Governmental Authority alleging a violation of, or liability under, any Environmental Laws applicable to the Acquired U.S. Company.

(c)          Neither European Seller nor the Acquired European Company has received written notice of and is not the subject of, (i) a pending or, to Knowledge of European Seller, threatened Environmental Claim or (ii) a civil, criminal, or administrative complaint or notice of violation from any Governmental Authority alleging a violation of, or liability under, any Environmental Laws applicable to European Seller or the Acquired European Company.

(d)          The Acquired U.S. Company has obtained and holds all Environmental Permits which are required in respect of its business, operations or assets and properties. Except as contemplated by this Agreement, the European Seller and the Acquired European Company has obtained and holds all Environmental Permits in respect of its business, operations or assets and properties.

(e)          Except as set forth in Sellers’ Disclosure Schedule, the Business has not previously involved the use, handling, manufacture, treatment, processing, storage, generation, release, discharge, or disposal of any Hazardous Substances, except for the use, handling, manufacture, treatment, processing, storage, generation, release, discharge, or disposal in material compliance with Environmental Laws of those Hazardous Substances.

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 (f)           From the date of acquisition of the U.S. Company and the European Seller through the Closing Date, each of the Acquired Companies, the Acquired Operation and the European Seller was operated in material compliance with all material terms, conditions and provisions of all applicable Environmental Laws and Environmental Permits.

Section 3.15.        Intellectual Property.

(a)          The Acquired Companies and European Seller own, free and clear of any lien or other encumbrance or restriction, or have the right to use, the Business Intellectual Property. The Business Intellectual Property is adequate for European Seller and the Acquired Companies to fulfill their obligations under the Material Contracts and to conduct the Business as conducted on the date of this Agreement. Other than the Business Intellectual Property, no Intellectual Property is material to the conduct of the Business.

(b)          Neither the Acquired U.S. Company nor the European Seller have received any written claim or demand of any Person, and neither is a party to any proceeding pending or, to Knowledge of Sellers threatened, which challenges the rights of the Acquired U.S. Company or European Seller in respect of (i) the Business Intellectual Property or (ii) the rights of the Acquired U.S. Company or European Seller in respect of any material trade secret owned or used by them in the conduct of the Business. The Business Intellectual Property is not subject to any outstanding order, ruling, decree, judgment, or stipulation by or with any court, arbitrator or administrative agency. To the Knowledge of Sellers, none of the Acquired Companies or European Seller is infringing on the intellectual property rights of any Person.

Section 3.16.        Products. To the Knowledge of Sellers, no product manufactured, sold, leased or delivered by the Acquired U.S. Company or European Seller is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Sellers have furnished U.S. Buyer with copies of the standard terms and conditions of sale for each of the Acquired U.S. Company or European Seller. To the Knowledge of Sellers, as of the date of this Agreement, there is not any material Product Liability Claim arising from or related to any product of the Acquired Companies or European Seller with respect to the Acquired Operation.

Section 3.17.        Accounts and Notes Receivable. The existing accounts receivable and notes receivable of the Acquired Companies and European Seller, on a combined basis, all of which are owed solely to the Acquired Companies or European Seller, constitute valid claims arising from bona fide transactions in the ordinary course of business consistent with past practice and, to the Knowledge of Sellers, are collectible in accordance with their terms at their recorded amounts. Reserves for doubtful accounts have been established in accordance with the Accounting Standards. All accounts receivable which are thirty (30) days or more past due as of April 1, 2012 are identified on the Sellers’ Disclosure Schedule.

Section 3.18.        Brokers and Finders. Neither Sellers nor any of their respective officers, directors, or employees have employed any broker, finder, or investment banker or incurred any liability for any commission, brokerage, or investment-banking fee, or finder’s fee in connection with the transactions contemplated by the Transaction Agreements.

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 Section 3.19.        Absence of Changes. Since the date of the Most Recent Historical Financial Statements, except as set forth in the Sellers’ Disclosure Schedule and for the transactions contemplated by the Transaction Agreements, there has not been any event or development which, individually or together with other such events, could reasonably be expected to have a Material Adverse Effect and the Business has been conducted consistent with past practice. Without limiting the foregoing, except as disclosed in the Sellers’ Disclosure Schedule and except for the transactions contemplated in the Transaction Agreements, since the date of the Most Recent Historical Financial Statements neither Seller has:

(a)          (i) declared, set aside or paid any dividend or other distribution in respect of the capital stock of the Acquired Companies or (ii) directly or indirectly redeemed, purchased or otherwise acquired any such capital stock or other equity interests;

(b)          authorized, issued, sold or otherwise disposed of, or granted any option with respect to any shares of capital stock or other equity interests of the Acquired Companies, or modified or amended any right of any holder of any outstanding shares of capital stock or other equity interests of the Acquired Companies or option with respect thereto;

(c)          except as required by applicable Law or any employment agreement or other Benefit Plan in existence as of the date of this Agreement, or consistent with past practice, (i) increased salary, wages or other compensation (including, without limitation, any bonuses, commissions and any other payments) of any officer, employee or consultant of the Acquired Companies; (ii) established or modified (A) targets, goals, pools or similar provisions under any Employee Benefit Plan, employment contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Employee Benefit Plan, employment Contract or other employee compensation arrangement; or (iii) adopted, entered into, amended, modified or terminated (in whole or in part) any Employee Benefit Plan;

(d)          (i) incurred or increased any indebtedness, (ii) made or agreed to make any loans to any Person or (iii) made or agreed to make any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Acquired Companies under, any indebtedness of or owing to the Acquired Companies;

(e)          suffered any physical damage, destruction or other casualty loss (whether or not covered by insurance) adversely affecting any of the real or personal property or equipment of the material Assets and Properties of the Acquired Companies or European Seller;

(f)          failed to pay or satisfy when due any material obligation of the Acquired Companies;

(g)         acquired any business or Assets and Properties of any Person (whether by merger, consolidation or otherwise) or disposed or leased, or incurred a lien (other than a Permitted Lien) on, any Assets and Properties of the Acquired Companies, in each case, other than acquisitions or dispositions of products in the ordinary course of business of the Acquired U.S. Company or European Seller consistent with past practice;

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 (h)          entered into, amended, modified, terminated (in whole or in part) or granted a waiver under or given any consent with respect to any Intellectual Property;

(i)          commenced, terminated or changed any line of the Business;

(j)          entered into any transaction with any shareholder (or any shareholder’s Affiliates) or Affiliate of the Acquired Companies;

(k)          made any change in the accounting methods or procedures of the Acquired Companies; or

(l)          entered into any agreement to do any of the things described in the preceding paragraphs.

Section 3.20.        No Undisclosed Liabilities.

(a)          There are no expenses incurred in the Business that are not reflected as an expense of the Acquired U.S. Company or the European Seller, as the case may be, in the Historical Financial Statements.

(b)          As of the date of the Most Recent Historical Financial Statements, neither the Acquired U.S. Company nor the European Seller had, and, on the Closing Date, neither of the Acquired Companies will have, Liabilities with respect to the Business, including, without limitation, Liabilities for borrowed money, taxes, accounts payable (including rent arrears), amounts owed to any shareholder (or any shareholder’s Affiliates or relatives) or Affiliates of the Acquired Companies, customer orders, customer advances and deposits, open purchase orders of the Acquired Companies (including, without limitation, commitments to suppliers of the Acquired Companies for work-in-process), advances and deposits paid to suppliers of the Acquired Companies commissions or other compensation owed to employees of the Acquired Companies, customer claims, product liability or personal injury claims, and warranty claims, except (i) Liabilities reflected, reserved for or disclosed in the balance sheet included in the Historical Financial Statements, (ii) Liabilities disclosed in the Sellers’ Disclosure Schedule, (iii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Historical Financial Statements and in accordance with the provisions of this Agreement, (iv) Liabilities incurred in connection with performance of the Transaction Agreements which are expressly provided to be Assumed Liabilities, or (v) Liabilities or obligations that are not, individually or in the aggregate, material to the Business up to $50,000 in the aggregate.

Section 3.21.        Insurance. The Sellers’ Disclosure Schedule contains a true and complete list specifying the type of coverage and the insurer of all liability, property, workers’ compensation, directors and officers liability and other insurance policies (including any self-insurance programs, if any) currently in effect that insure the Business of the Acquired U.S. Company and European Seller or employees of the Acquired U.S. Company or European Seller or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Acquired U.S. Company or European Seller. Except as set forth in the Sellers’ Disclosure Schedule, all of these policies are maintained by U.S. Seller or its Affiliates and will not continue to cover the Acquired Companies, the Business, or the Assets and Properties of the Acquired Companies after Closing. None of Sellers, the Acquired U.S. Company, or any Person to whom such policy has been issued has failed to give any significant notice or present any significant claim under any such policy in due and timely fashion.

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 Section 3.22.        Related Party Transactions. As of the date of this Agreement, neither the Acquired U.S. Company nor the European Seller is, and, as of the Closing, neither of the Acquired Companies will be, indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business, for salary, wages or other compensation, for other customary employee benefits made generally available to all employees, for Intercompany Accounts, and for transactions contemplated by this Agreement. None of the Acquired Companies’ directors or officers, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Acquired Companies, or, to the Knowledge of Sellers, have any (a) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Acquired Companies’ customers, suppliers, service providers, joint venture partners, licensees and competitors; (b) direct or indirect ownership interest in any Person with which either of the Acquired Companies is affiliated or with which either of the Acquired Companies has a business relationship, or any firm or corporation which competes with the Acquired Companies, except that directors, officers or employees or Affiliates of the foregoing may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies; or (c) financial interest in any Material Contract.

Section 3.23.        Relationships with Customers and Suppliers. Since the date of the Most Recent Historical Financial Statements, no business relationship of the Acquired Companies or European Seller, with any customer, supplier or any group of customers or suppliers whose purchases or sales, as the case may be, are individually or in the aggregate material to the Business has been or, has been threatened in writing to be, terminated, canceled, or materially and adversely limited or modified, and, to the Knowledge of Sellers, there exists no present condition or state of facts or circumstances with respect to those business relationships that would reasonably be expected to have a Material Adverse Effect on the Business, or prevent the Acquired Companies from conducting the Business in substantially the same manner in which it is now conducted after the Closing.

Section 3.24.        Inventory; Supplier Deposits and Payments. The Sellers’ Disclosure Schedule sets forth a list of (a) raw metal powder and feedstock powder inventory, production parts work in process, and finished goods of the Acquired U.S. Company and European Seller as of April 1, 2012 and (b) all open supplier purchase orders as of April 1, 2012 with respect to the Acquired U.S. Company and European Seller, which list is, to Sellers’ Knowledge, true and complete in all material respects. To Sellers’ Knowledge, as of the date of this Agreement, the Acquired U.S. Company and European Seller owns, and, as of the Closing, the Acquired Companies will own, all of its inventory free and clear of any Liens other than Permitted Liens.

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 Section 3.25.        Due Diligence Investigation. Sellers have no knowledge of the existence or nonexistence or occurrence or nonoccurrence of any event, condition or circumstance the existence, nonexistence, occurrence or nonoccurrence of which would cause any representation or warranty of U.S. Buyer contained in this Agreement to be untrue or inaccurate in any respect. Sellers have entered into the transactions contemplated by the Transaction Agreements with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to future prospects (financial or otherwise) of the Business. Sellers acknowledge that no current or former stockholder, director, officer, employee, Affiliate or advisor of U.S. Buyer has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of the Transaction Agreements, express or implied.

Section 3.26.        Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 3 (as modified by Sellers’ Disclosure Schedule and any Update), which U.S. Buyer has an unqualified right to fully rely on, neither the Sellers nor any other Person makes any other express or implied representation or warranty with respect to the Acquired Companies, the Business, the Sellers, or transactions contemplated by this Agreement. Each of the Sellers disclaims any other representations or warranties, whether made by the Sellers or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this ARTICLE 3 (as modified by Sellers’ Disclosure Schedule and any Update), each Seller hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to U.S. Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to U.S. Buyer by any director, officer, employee, agent, or representative of the Sellers or any of their respective Affiliates).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF U.S. BUYER

Except as disclosed on U.S. Buyer’s Disclosure Schedule, U.S. Buyer hereby represents and warrants to Sellers with respect to ARC and U.S. Buyer that:

Section 4.1.          Existence. U.S. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah.

Section 4.2.          Authorization and Binding Obligation. The U.S. Buyer has full corporate power and authority to enter into the Transaction Agreements and to carry out its respective terms. The U.S. Buyer has taken all corporate action necessary to authorize the execution, delivery, and performance of the Transaction Agreements to which it is a party. The Transaction Agreements to which a Buyer is a party have been duly and validly executed and delivered by that Buyer. U.S. Buyer and ARC are not in default under, or in violation of, any provision of their articles of incorporation or bylaws. Each Transaction Agreement to which a Buyer is a party is binding upon and enforceable against that Buyer in accordance with its respective terms, except as enforceability may be limited or affected by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application relating to or affecting creditors’ rights and remedies generally and (b) rules of Law governing specific performance, injunctive relief, or other equitable remedies. The execution and delivery by U.S. Buyer of this Agreement, the performance by U.S. Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby does not and will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of U.S. Buyer or ARC.

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 Section 4.3.          Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of the Transaction Agreements by U.S. Buyer (a) do not require (i) the consent, approval, or authorization of any Governmental Authority having jurisdiction over U.S. Buyer (other than such approvals as may be required under any Competition Law) or of any third party or (ii) the submission or filing of any notice, report, or other filing with any Governmental Authority having jurisdiction over the U.S. Buyer; (b) will not violate the corporate charter and other organizational documents of the U.S. Buyer; (c) will not violate any Law, judgment, order, injunction, decree, or ruling of any Governmental Authority applicable to U.S. Buyer; and (d) will not, either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, instrument, license, or permit individually or in the aggregate material to the transactions contemplated hereby and to which U.S. Buyer is subject.

Section 4.4.          ARC Capitalization.

(a)          Except as disclosed in U.S. Buyer’s Disclosure Schedule, as of the date of this Agreement, the authorized capital stock of ARC consists of 250,000,000 shares of common stock, $0.0005 par value per share, and 2,000,000 shares of preferred stock, $0.001 par value per share. As of the date of this Agreement, (i) 3,091,350 shares of common stock are issued and outstanding, all of which are duly authorized, validly issued, fully-paid and non-assessable, (ii) no options to purchase any shares of common stock are outstanding, (iii) no restricted stock units to receive shares of common stock are outstanding, and (iv) no shares of preferred stock are issued or outstanding. There are no bonds, debentures, notes or other indebtedness or securities of ARC that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which ARC’s stockholders may vote. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of ARC are issued or outstanding. Except for the outstanding options described above, as of the date of this Agreement, there are no rights to purchase any issued or unissued capital stock of ARC, or obligating ARC to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, ARC and any preemptive rights relating to the ARC. All shares of ARC’s common stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. No shares of ARC’s common stock were issued, and no options were granted by ARC, in violation of preemptive rights of any Person. No shares of ARC’s common stock are held by any Subsidiary of ARC.

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 (b)          As of the date of this Agreement, ARC does not have, nor on the Closing Date will it have, any contractual or other obligation to (i) repurchase, redeem or otherwise acquire any shares of ARC’s common stock or any capital stock of any of ARC’s Subsidiaries, or (ii) make any investment (in the form of a loan, capital contribution or otherwise) in any of the ARC’s Subsidiaries or any other Person, except in the case of clause (i) in connection with ARC’s right to accept shares of its common stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of options granted by ARC. All of the outstanding shares of capital stock and voting securities of each Subsidiary of ARC are owned, directly or indirectly, by ARC and are duly authorized, validly issued, fully paid and nonassessable, were issued without violation of preemptive rights of any Person, and those shares of capital stock and voting securities of each of the Subsidiaries owned by ARC, directly or indirectly, are free and clear of all Liens.

(c)          As of the date hereof, neither ARC nor any of its Subsidiaries owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, nor will ARC or any of its Subsidiaries have any of the foregoing on the Closing Date.

(d)          The shares of common stock issuable upon conversion of the Convertible Note have been duly reserved for issuance, and upon issuance in accordance with the terms of the Convertible Note, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and liens or encumbrances created by or imposed by Sellers.

Section 4.5.          ARC’s SEC Documents and Financial Statements.

(a)          ARC, or U.S. Buyer on behalf of ARC, has furnished or made available (including via EDGAR) to Sellers complete and correct copies of all forms, documents, statements and reports filed by ARC with, or furnished by ARC, to the Securities and Exchange Commission (“SEC”) since December 31, 2009 (those forms, documents, statements and reports, including any amendments thereto, the “SEC Documents”). ARC has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2009 except as disclosed in the U.S. Buyer’s Disclosure Schedule. As of their respective filing dates, the SEC Documents complied as to form in all material respects with the requirements of the Exchange Act of 1934 (the “Exchange Act”) and the Securities Act of 1933 applicable to the SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. ARC, or U.S. Buyer on behalf of ARC, has made available to Sellers copies of all material written correspondence between the SEC, on the one hand, and the ARC and any of its Subsidiaries, on the other hand, since December 31, 2009. To the knowledge of U.S. Buyer after due inquiry, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC comment; provided, ARC may receive comment letters, from the SEC on any filing made related to the transactions contemplated herein.

(b)          The financial statements of ARC, including the notes thereto, included in the SEC Documents (collectively, the “ARC Financial Statements”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP (except in the case of unaudited quarterly reports, as indicated in the notes thereto) applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto). The ARC Financial Statements fairly present in all material respects the consolidated financial condition and operating results of ARC and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments).

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 (c)          ARC has established and maintains disclosure controls and procedures and internal controls over financial reporting (as those terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. ARC’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by ARC in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all material information is accumulated and communicated to ARC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Items 304, 307, and 308 or 308T, as applicable, of Regulation S-K of the Exchange Act.

(d)          ARC has disclosed, based on its most recent evaluation prior to the date hereof, to ARC’s auditors and the audit committee of the ARC’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect ARC’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have significant roles in ARC’s internal controls over financial reporting. As of the date of this Agreement, (y) ARC has not identified any material weaknesses in internal controls and (z) ARC is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Items 304, 307, and 308 or 308T, as applicable, of Regulation S-K of the Exchange Act, without qualification, when next due.

(e)          Each of the “principal executive officer” and the “principal financial officer” (each, as defined under the Exchange Act) of ARC has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Items 304, 307, and 308 or 308T, as applicable, of Regulation S-K of the Exchange Act with respect to the SEC Documents.

Section 4.6.          Undisclosed Liabilities. As of the date hereof, to the knowledge of U.S. Buyer and ARC, there exist no Liabilities or obligations of ARC or any of its Subsidiaries that are material to ARC, whether accrued, absolute, contingent or threatened, either matured or unmatured, other than (a) Liabilities or obligations that are adequately reflected, reserved for or disclosed in the ARC Financial Statements, (b) Liabilities or obligations incurred in the ordinary course of business of ARC and its Subsidiaries consistent with past practice since the most recent ARC Financial Statements, (c) Liabilities incurred in connection with the Transaction Agreements or the transactions contemplated by the Transaction Agreements, and (d) Liabilities or obligations that are not, individually or in the aggregate, material to ARC.

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 Section 4.7.          Related Party Transactions. Except as disclosed in the U.S. Buyer’s Disclosure Schedule, ARC is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business, for salary, wages or other compensation and for other customary employee benefits made generally available to all employees. None of ARC’s directors or officers, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to ARC or, to ARC’s knowledge, have any (a) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of ARC’s customers, suppliers, service providers, joint venture partners, licensees and competitors; (b) direct or indirect ownership interest in any Person with which ARC is affiliated or with which ARC has a business relationship, or any firm or corporation which competes with ARC except that directors, officers or employees or stockholders of ARC may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies; or (c) financial interest in any material contract with ARC.

Section 4.8.          ARC Assets. Except as disclosed in the ARC Financial Statements, the Assets and Properties owned by ARC are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for Permitted Liens. With respect to the Assets and Property leased by ARC, ARC is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

Section 4.9.          Brokers and Finders. Except as disclosed by the Seller in writing on a confidential basis, neither of the U.S. Buyer nor any of its respective officers, directors, or employees have employed any broker, finder, or investment banker or incurred any liability for any commission, brokerage, or investment-banking fee, or finder’s fee in connection with the transactions contemplated by the Transaction Agreements, and the Sellers shall not be liable, responsible, or accountable to U.S. Buyer or any third parties with respect to any and all obligations or payments of any such fees.1

Section 4.10.        Litigation and Administrative Proceedings. There is no litigation, proceeding, or investigation pending or threatened against the U.S. Buyer or ARC that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with the Transaction Agreements.

Section 4.11.        Purchase for Investment. U.S. Buyer is not acquiring the Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended or any comparable state securities laws.

Section 4.12.        Acquisition Financing. U.S. Buyer will have adequate cash on hand at Closing to fully finance the cash portion Closing Date Purchase Price without needing to seek equity or debt financing from any source. Notwithstanding the previous sentence, U.S. Buyer has the right, without Sellers’ approval, to use any amounts of debt financing to pay the Closing Date Purchase Price.

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Section 4.13.        Due Diligence Investigation. U.S. Buyer has had an opportunity to discuss the Business, management, operations and finances of the Business with Sellers’ and the Acquired U.S. Company’s officers, directors, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Business. U.S. Buyer has conducted their own independent investigation of the Business. In making the decision to execute and deliver the Transaction Agreements and to complete the transactions contemplated by the Transaction Agreements, U.S. Buyer has relied solely upon the representations and warranties of the Sellers set forth in ARTICLE 3 (and acknowledges that those representations and warranties are the only representations and warranties made by Sellers), and have not relied upon any other information provided by, for or on behalf of the Business or Sellers, or their agents or representatives, to U.S. Buyer in connection with the transactions contemplated by this Agreement. U.S. Buyer has no knowledge of the existence or nonexistence or occurrence or nonoccurrence of any event, condition or circumstance the existence, nonexistence, occurrence or nonoccurrence of which would cause any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate in any respect. U.S. Buyer has not entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to future prospects (financial or otherwise) of the Business. U.S. Buyer acknowledges that no current or former stockholder, director, officer, employee, Affiliate or advisor of Sellers has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

Section 4.14.        Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 4, as modified by U.S. Buyer’s Disclosure Schedule, which Sellers have an unqualified right to fully rely on, neither of the U.S. Buyer nor any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated by this Agreement. The U.S. Buyer disclaims any other representations or warranties, whether made by the U.S. Buyer or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this ARTICLE 4, as modified by U.S. Buyer’s Disclosure Schedule, U.S. Buyer hereby disclaims all liability and responsibility for any representation, warranty or information made, communicated, or furnished (orally or in writing) to Sellers or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Sellers by any director, officer, employee, agent, or representative of the U.S. Buyer or any of its Affiliates).

ARTICLE 5
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

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Section 5.1.          General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to complete and effect the transactions contemplated by the Transaction Agreements (including satisfaction, but not waiver, of the conditions to Closing set forth in ARTICLE 8) and will not take or fail to take any commercially reasonable action that could reasonably be expected to result in the non-fulfillment of any such condition. The Sellers will cooperate in all reasonable respects to obtain all third-party consents and make all notices to such third-parties that U.S. Buyer reasonably requests. Without limiting the generality of the foregoing, European Seller and the Acquired European Company shall jointly notify in writing promptly after they execute the documents transferring the Transferred Contract to the Acquired European Company each Person who is a counterparty to any Transferred Contract of the transfer and shall seek to obtain each counterparty’s written consent to the transfer of its contract by the European Seller to the Acquired European Company. If, before Closing, European Seller and the Acquired European Company do not receive consent from each counterparty confirming that (a) the counterparty does not object to the transfer of the Transferred Contracts; and (b) the counterparty intends to continue the legal relationship with the Acquired European Company after the date of transfer on the same terms as those agreed to with European Seller, the Parties shall use their respective commercially reasonable efforts to seek to obtain the missing consent for up to 30 days after Closing. None of U.S. Buyer, Sellers, or the Acquired Companies, however, will be required to agree to any commercially significant amendment or to make any payment or any other financial concession of any agreement as a condition of obtaining such consent. Sellers will promptly notify U.S. Buyer when Sellers obtain any required consent, make any required filing or provide any required notice with any Governmental Authority or other Person regarding the transactions contemplated hereby.

Section 5.2.          Services Agreement. If U.S. Seller does not transfer the Thixoforming Assets and Thixoforming Liabilities to a third party before Closing, U.S. Buyer and U.S. Seller, or an Affiliate of U.S. Seller, shall enter into an agreement whereby the Acquired U.S. Company will continue to provide the services that it currently provides to the Thixoforming Division (the “Services Agreement”) until the Thixoforming Assets and Thixoforming Liabilities are transferred to a third party upon the terms and conditions, including fees and expenses, set forth in Schedule 5.2.

Section 5.3.          Notices and Consents. After consulting with U.S. Buyer with respect to the notices and consents referenced in Section 5.1, Sellers will give, or cause the Acquired Companies to give, such notices to third parties and will use commercially reasonable efforts to obtain any third-party consents that U.S. Buyer reasonably requests in connection with the transactions contemplated by the Transaction Agreements.

Section 5.4.          Operation of Business—Negative Covenants. Except as expressly contemplated by the Transaction Agreements, Sellers will not, without the consent of U.S. Buyer, which may not be unreasonably withheld, cause or permit the Acquired Companies to do any of the following with respect to the Acquired Companies:

(a)          amend or otherwise change the Acquired U.S. Company’s articles of incorporation or bylaws or Acquired European Company’s charter documents, except in connection with the Acquired European Company’s organization and the contribution and transfer of the European Assets and Assumed Liabilities to the Acquired European Company;

(b)          issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or encumbrance of (i) other than as contemplated by Section 2.9, any shares of capital stock of any class of the Acquired Companies, or any options, warrants, convertible securities, or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), of the Acquired Companies or (ii) other than Permitted Liens or as contemplated by Section 2.7 and Section 2.8, a material portion of the Assets and Properties material to the Acquired Companies;

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(c)          acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or any division thereof or any material amount of assets, except for acquisitions of inventory and supplies in the ordinary course of business and capital equipment not in excess of $50,000;

(d)          incur any indebtedness for borrowed money other than pursuant to Intercompany Accounts;

(e)          enter into or amend a contract, agreement, commitment, or arrangement with respect to any matter set forth in Section 5.4(c) and (d);

(f)          increase the compensation payable or to become payable to (other than annual increases consistent with past practice) or grant any severance or termination pay to, any of the directors, officers, employees or consultants of the Acquired Companies or of European Seller employed in connection with the Business, except pursuant to existing contractual arrangements or existing compensation plans;

(g)          enter into any employment or severance agreement with any director, officer, employee or consultant of the Acquired Companies Company or of European Seller employed in connection with the Business;

(h)          establish, adopt, enter into, or amend any bonus, compensation, stock, pension, retirement, deferred compensation, employment, severance or other plan, policy or arrangement for the benefit of any director, officer, employee or consultant of the Acquired Companies or of European Seller employed in connection with the Business other than as disclosed in item 4 of Section 3.19 of the Sellers’ Disclosure Schedule;

(i)          change accounting practices;

(j)          declare, set aside, or pay any dividend or make any other distribution to Sellers and their respective Affiliates, except for the distributions contemplated in Section 2.7, Section 2.8 and Section 2.9;

(k)          manufacture inventory in excess of production rates that are reasonably related to current customer demands;

(l)          enter into, extend, renew, or amend in any material respect any Material Contract or terminate any Material Contract before the expiration of the term thereof; or

(m)          violate, breach, or default under, in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any permit (including without limitation any Environmental Permit) held or used by the Acquired Companies or European Seller or with respect to any Material Contract.

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 Section 5.5.          Operation of the Business–Affirmative Covenants. Except as provided in the Transaction Agreements, unless U.S. Buyer otherwise agrees, Sellers shall with respect to the Business:

(a)          conduct the Business in the ordinary course of business consistent with past practice and in material conformity with applicable Law, except as contemplated by Section 2.7, Section 2.8 and Section 2.9, and, promptly following receipt, deliver notice to U.S. Buyer and copies of any communication or notice received from any Governmental Authority or other Person alleging any violation of any such Law or Order;

(b)          exercise commercially reasonable efforts to (i) preserve the Business intact, (ii) preserve present commercially significant relationships with and maintain the goodwill of with suppliers and customers, and others having business relations with it, (iii) keep in full force and effect the Acquired Companies’ corporate existence and all material rights (including Business Intellectual Property) relating to the Business, and (iv) maintain the assets (x) in the ordinary course of business consistent with practice used for the twelve months immediately preceding the date hereof and (y) in adequate and suitable condition for the purposes for which they are presently being used;

(c)          maintain the respective Acquired Companies’ books and records in accordance with prior practice as used in the preparation of the Historical Financial Statements; and

(d)          conduct the Business in material compliance with applicable Law and with any licenses, permits, and other authorizations issued to it by any Governmental Authority.

Section 5.6.          Access. The relevant Seller will permit, and will cause the Acquired Companies to permit, representatives of the U.S. Buyer to have access during normal business hours with reasonable notice, and in a manner so as not to interfere with the normal operations of the Acquired Companies, as the case may be, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Acquired Companies, in each case as the Buyer may reasonably request. The Parties acknowledge that the U.S. Buyer will conduct an audit of the Historical Financial Statements prior to Closing. Sellers and the Acquired Companies shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in the preparation of the audit of the Historical Financial Statements until the earlier of the completion of the audit or the termination of this Agreement. But (a) no proprietary information belonging to third parties that is subject to a nondisclosure or confidentiality agreement or which constitutes or is likely to constitute, in each Seller’s sole discretion, a business secret of a third party, will be disclosed to U.S. Buyer, and (b) no information will be disclosed to the U.S. Buyer in violation of applicable Law. Any information obtained by U.S. Buyer, its employees, representatives, consultants, attorneys, agents, lenders, and other advisors under this Section 5.6 is subject to the confidentiality and use restrictions contained in Section 11.2.

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 Section 5.7.          Public Announcements. No press release or other announcement to the employees, customers, or suppliers of the Business or U.S. Buyer related to the Transaction Agreements or the transactions contemplated by the Transaction Agreements will be issued without the joint approval of U.S. Buyer and Sellers, unless required by applicable Law or stock exchange requirements or other applicable regulations of public or quasi-public Persons, in which case U.S. Buyer and Sellers will consult with each other regarding the announcement before such announcement and furnish the other Party with a copy of the announcement after the release.

Section 5.8.          Competition Law Filings. As soon as practicable following the date of this Agreement, Buyer and Sellers will properly prepare and file, or cause to be filed, with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) any Notification and Report Forms relating to the transactions contemplated by the Transaction Agreements required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as comparable pre-acquisition notification forms required by the acquisition notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the Parties (collectively, the “Competition Law Filings”) to the extent required by the foregoing laws and regulations. Sellers and U.S. Buyer will promptly supply any additional information that may be requested by the FTC, the DOJ, or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate. The Parties will notify one another of the receipt of any comments on, or any request for amendments or supplements to, any Competition Law Filing, and each Party shall supply the other Parties with copies of all correspondence between such Party and each of its Subsidiaries and representatives, on the one hand, and the FTC, the DOJ or other governmental entity or members of their respective staff or other appropriate officials, on the other hand, with respect to Competition Law Filings. Each of U.S. Buyer and Sellers agree to use their commercially reasonable efforts to secure termination of any waiting periods under any Competition Law or other applicable Law and to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any antitrust Laws or Competition Laws that may be asserted by any governmental entity, so as to enable the Parties to close the transactions contemplated by the Transaction Agreements as expeditiously as reasonably practicable, and to obtain the approval of any governmental entity required for the transactions contemplated by the Transaction Agreements. Filing fees associated with the Competition Law Filings will, if such filings are required, be borne equally among the U.S. Buyer and Sellers.

Section 5.9.          Employee Matters.

(a)          Prior to the Closing Date, all individuals who are employed by European Seller as of the date of this Agreement shall become the employees of Acquired European Company pursuant to the provisions of Subsection 85/A (1) (b) of the Labour Code.

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(b)          U.S. Buyer will, or will cause its Affiliates to, provide employees of the Acquired U.S. Company with wages, salaries, bonus opportunities, and benefits (including health and welfare, retirement, and severance, but excluding benefits under any stock option plans, employee stock purchase plans, and non-qualified executive deferred compensation plans) while they continue to be employed that are comparable in the aggregate to the benefits provided such employees immediately prior to the Closing Date. Notwithstanding contained herein anything to the contrary in this Agreement, U.S. Buyer will not assume the Sellers’ pension plan. U.S. Buyer or its applicable Affiliates shall cause all of its benefit plans, policies or arrangements under which employees participate to recognize service with the Acquired U.S. Company before the Closing Date, for all purposes, other than benefit accrual, if applicable, to the same extent recognized by the Acquired U.S. Company at Closing. With respect to any benefit plans maintained by U.S. Buyer or its Affiliates for the benefit of the employees, U.S. Buyer must, or must cause its Affiliates to, (i) waive, or use commercially reasonable efforts to cause insurance carriers to waive, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees (and their covered dependents) but, unless otherwise required by applicable Law, only to the same extent recognized by the Acquired U.S. Company at Closing, and (ii) in determining any deductible, out-of-pocket limitations or similar requirements under healthcare plans, give credit towards satisfying any applicable deductible or similar requirements for the applicable plan year in which the Closing Date occurs with respect to an amount equal the amount by which (A) the total expenses paid by any employee during the portion of the applicable plan year before the Closing Date pursuant to all plans that are healthcare plans exceed (B) the amount of any employer- or plan-funded credits toward those expenses with respect to similar plans maintained by the Acquired U.S. Company before the Closing Date. U.S. Buyer agrees to give all employees credit for unused vacation time and other paid time off as (i) reflected on the Most Recent Historical Financial Statements and (ii) has been accrued in the ordinary course of business after the date of the Most Recent Historical Financial Statements. If U.S. Buyer does not provide to employees benefits that are comparable in the aggregate to the benefits provided to such employees immediately before the Closing Date and that failure triggers an obligation to make any payments to those employees, U.S. Buyer shall pay, and indemnify U.S. Seller from and against, any Liabilities for those payments.

(c)          Notwithstanding any other provision of this Agreement, U.S. Seller and U.S. Buyer intend that all employee benefit matters covered in this Agreement comply with the applicable Laws of the affected jurisdiction and, to the extent of any noncompliance, the provisions of this Agreement will be reformed to achieve compliance in accordance with the intent of the parties to this Agreement. Moreover, U.S. Seller and U.S. Buyer do not intend to create any third party beneficiary rights as to any employees respecting any provisions of this Agreement. Nothing in Section 5.9(a)-(c), whether express or implied, shall confer upon any Person (including any current or former director, officer or employee of, or consultant or independent contractor to, the U.S. Seller) any third party beneficiary or other rights or remedies, including any right to employment or continued employment for any specified period or continued participation in any benefit plan, of any nature or kind whatsoever under or by reason of Section 5.9(a)-(c).

(d)          U.S. Buyer agrees to assume the obligation to provide, and the responsibility for complying with, all of the COBRA health benefit continuation requirements with respect to all “M & A Qualified Beneficiaries” (within the meaning of Treas. Reg. Section 54.4980B-9, Q & A 4) of the Acquired U.S. Company. Sellers will provide U.S. Buyer with data and information about employees and former employees of the Acquired U.S. Company to enable U.S. Buyer to comply with the obligations it is assuming under this paragraph, including the obligation to provide any election notices required under ERISA or the Code to M & A Qualified Beneficiaries covered by this paragraph.

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(e)          After the Closing, U.S. Buyer will be responsible for any workers’ compensation claims as disclosed in the Seller’s Disclosure Schedule and will assume the defense thereof. U.S. Buyer will reimburse U.S. Seller for any amounts that U.S. Seller is required to pay to any workers compensation insurer or administrator in respect of deductibles, self-insured amounts, or similar payments relating to workers compensation or equivalent claims of employees of the Acquired U.S. Company on or after the Closing Date that are paid by U.S. Seller, and U.S. Buyer will indemnify U.S. Seller with respect to any such amounts, net of any amounts recovered by U.S. Seller that are attributable to refunds, insurance, or subrogation recoveries, in each case directly related to such claims.

Section 5.10.        Updates. Subject to this Section 5.10, Sellers and U.S. Buyer have the right to update the Sellers’ Disclosure Schedule and U.S. Buyer’s Disclosure Schedule, respectively, (either by amending existing sections thereof or by adding new sections thereto) at any time at least ten (10) Business Days before the Closing Date in respect of Developments (as defined in this Section 5.10) that arise after the date of this Agreement (“Update”). The term “Development” means any development, circumstance, event, occurrence, fact, or other matter that arises in the ordinary course of business or pursuant to the transactions contemplated by the Transaction Agreements after the date of this Agreement and before the Closing Date that would cause any representation or warranty of Sellers or U.S. Buyer contained in ARTICLE 3 or ARTICLE 4 of this Agreement, as the case may be, to be untrue or incorrect as of the Closing Date. If any Update is made and U.S. Buyer does not have the right to terminate this Agreement, or do not elect to terminate this Agreement, in accordance with Section 10.1 and proceeds with the Closing, then the condition set forth in Section 8.2(a) shall be deemed to have been waived by U.S. Buyer, and the Sellers’ Disclosure Schedule shall be deemed to be amended as of the Closing Date to incorporate the Update delivered to U.S. Buyer, and those Updates shall operate to cure or mitigate any breach of any obligation of Sellers for purposes of U.S. Buyer’s right to seek indemnification under ARTICLE 9. If any Update is made and Sellers do not have the right to terminate this Agreement, or do not elect to terminate this Agreement, in accordance with Section 10.1 and proceeds with the Closing, then the condition set forth in Section 8.1(a) shall be deemed to have been waived by Sellers, and U.S. Buyer’s Disclosure Schedule shall be deemed to be amended as of the Closing Date to incorporate the Update delivered to Sellers, and those Updates shall operate to cure or mitigate any breach of any obligation of U.S. Buyer for purposes of Sellers’ right to seek indemnification under ARTICLE 9.

Section 5.11.        No Solicitations. Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement, except as contemplated by Section 2.8, none of Sellers or any of their Affiliates will take, nor will Sellers permit the Acquired Companies (or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Sellers, or the Acquired U.S. Company or any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, continue any discussions with respect to, encourage or accept any offer or inquiry from any Person (a) to engage in any Business Combination with respect to the Acquired Companies, (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination with the Acquired Companies, or (c) to furnish or cause to be furnished any information with respect to the Acquired Companies or to any Person who Sellers or any Affiliate (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of, or may be, considering any Business Combination with the Acquired Companies in discussions or negotiations with any Person other than U.S. Buyer with respect to any of the foregoing.

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Section 5.12.        Transfer of European Assets and Assumed Liabilities.

(a)          On or before Closing, European Seller and the Acquired European Company shall have taken all corporate action necessary to authorize the execution, delivery, and performance of the obligations set forth in Section 2.9, and the documents executed by the European Seller and the Acquired European Company shall be binding upon, and enforceable by, the Acquired European Company and European Seller, as applicable, in accordance with terms, except as enforceability may be limited or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application relating to or affecting creditors’ rights and remedies generally and (ii) rules of Law governing specific performance, injunctive relief, or other equitable remedies.

(b)          Each of the European Seller and the Acquired European Company, as applicable, shall take the following actions before Closing:

i.            the European Seller shall request a non-binding opinion of the works council operating at the European Seller before deciding on the capital increase in accordance with Section 65-68 of Labour Code;

ii.         the European Seller shall provide the works council operating at the European Seller with information it requests from the European Seller pursuant to Section 68 of the Labour Code;

iii.         the European Seller shall inform the Acquired European Company before the transfer of the Transferred Employees from the European Seller to the Acquired European Company of the rights and obligations arising from the employment relationships of the Transferred Employees in accordance with Section 85/A (3) of the Labour Code;

iv.         the European Seller together with the Acquired European Company, in accordance with Section 85/B (1) of the Labour Code, shall notify the works council operating at the European Seller at least 15 days before transferring the Transferred Employees from the European Seller to the Acquired European Company of (x) the date of employee transfer; (y) the reason for employee transfer; and (z) the legal, financial and social consequences affecting the Transferred Employees; and

v.           the European Seller together with the Acquired European Company shall initiate consultation with the works council operating at the European Seller regarding the planned measures affecting the Transferred Employees in accordance with Section 85/B (1) of the Labour Code.

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Section 5.13.         Insurance. U.S. Buyer may obtain insurance with a nationally reputable insurance carrier to cover the Acquired Companies obligations in respect of product liability only for products manufactured before Closing.

ARTICLE 6
POST-CLOSING COVENANTS

Section 6.1.          General. If after the Closing any further action is necessary to carry out the purposes of the Transaction Agreements, each of the Parties will take further action (including the execution and delivery of further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting party is entitled to indemnification therefor under ARTICLE 9).

Section 6.2.          Litigation Support. If, and for so long as, any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated in the Transaction Agreements or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving the Acquired Companies, each other Party shall reasonably cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection with the defense or contest.

Section 6.3.          Access to Information. Subject to any additional requirements of Section 7.2, each Party agrees to retain its books and records relating to the Business for the periods before the Closing for a period of at least six (6) years. For a period of at least six (6) years after the Closing Date, (a) Sellers will provide U.S. Buyer and its representatives with reasonable access, at U.S. Buyer’s cost, to any books and records in the possession of Sellers to the extent those books and records relate to the Business and (b) U.S. Buyer will provide Sellers and its representatives with reasonable access, at Sellers’ cost, to any books and records in the possession of U.S. Buyer to the extent those books and records relate to the Business.

Section 6.4.          Operation of ARC. U.S. Buyer shall cause ARC to conduct its business in material compliance with applicable Law and with any material licenses, permits, and other authorizations issued to it by any Governmental Authority.

Section 6.5.          Insurance. If a Product Liability Claim arises after Closing (for an incident that occurred before Closing) for which insurance coverage remains available under Sellers’ existing policy, Sellers agree to cooperate with U.S. Buyer to promptly tender U.S. Buyer’s good faith Product Liability Claim to the insurance company. U.S. Seller shall promptly deliver to the Buyer any and all proceeds obtained from the insurance coverage thereof, if any, without offset or deduction of any nature or kind whatsoever. Any proceeds paid to Buyer pursuant to this Section 6.5 shall not be subject to the limits contained in Section 9.4(a).

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 Section 6.6.          Further Assurances. At any time and from time to time after the Closing, at the U.S. Buyer’s reasonable request without further consideration, each Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Shares, to put the Buyer in actual possession and operating control of the assets, properties and Business of the Acquired Companies and to promptly cooperate with Buyer in exercising all rights to obtain such title and actual possession and operating control and to carry out the purpose and intent of this Agreement.

ARTICLE 7
TAX MATTERS

Section 7.1.          Returns and Payment of Taxes.

(a)          U.S. Seller and European Seller or their Affiliates shall (i) prepare and timely file (or cause to be prepared and filed) all Tax Returns required to be filed by or with respect to the Acquired Companies, for all Tax Periods ending on or before the Closing Date, including all federal, state, local or foreign consolidated or separate returns and combined reports in which either of the Acquired Companies may or is required to join, and (ii) timely pay all Taxes due with respect thereto. The Parties agree that the Acquired Companies shall be treated for these purposes as ceasing to be part of any consolidated or combined group of U.S. Seller or its Affiliates as of the end of the day on the Closing Date, except with respect to extraordinary transactions or events occurring after the Closing but before the end of the day on the Closing Date.

(b)          U.S. Buyer shall (i) prepare and timely file (or cause to be prepared and filed) all Tax Returns of the Acquired Companies, as required to be filed after the Closing Date other than those Tax Returns described in Section 7.1(a), and (ii) timely pay all Taxes due with respect thereto. To the extent any such Tax Return includes a Pre-Closing Period or is a return for which the Sellers could otherwise have an indemnification obligation pursuant to ARTICLE 9, U.S. Buyer shall (x) prepare such Tax Returns consistent with past practices unless a contrary position is required by applicable Law, (y) allow Sellers a reasonable time, and in no event less than twenty (20) Business Days for any Income Tax Return, to review and comment on the Tax Returns prior to filing, and (z) not file such Tax Returns without Sellers’ prior consent, which shall not be unreasonably withheld, conditioned or delayed. Sellers shall reimburse U.S. Buyer for the portion of the Taxes shown as due on any Straddle Period Tax Return that are attributable to the Pre-Closing Tax Period on or before the later of ten (10) Business Days after request from Buyer for such reimbursement and five (5) Business Days before such tax is due and payable.

(c)          For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be calculated as follows: (i) in the case of any Taxes that are based upon or measured by income, receipts, profits or wages, that are imposed in connection with the sale or other transfer of property or services, or that are required to be withheld and collected, the amount of such Taxes that are attributable to the Pre-Closing Tax Period shall be determined on the basis of a closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which either of the Acquired Companies holds a beneficial interest shall to the extent practical be deemed to terminate at such time); and (ii) in the case of other Taxes, the amount of such Taxes that are attributable to the Pre-Closing Tax Period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period through and including the Closing Date, and the denominator of which is the total number of days in the taxable period.

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 (d)          Neither Buyer nor any of its Affiliates shall file any amended Tax Return for or including any Pre-Closing Tax Period without U.S. Seller’s consent.

Section 7.2.          Cooperation on Tax Matters. Sellers, the Acquired Companies and U.S. Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing, executing and filing all Tax Returns relating to the Acquired Companies and in resolving all disputes and audits relating to Taxes of the Acquired Companies. Such cooperation shall include maintaining and making available to each other all records relating to Taxes of the Acquired Companies and making employees available on a mutually convenient basis to provide additional information or explanation of any materials provided hereunder or to testify at any proceedings relating to Taxes of the Acquired Companies. Sellers and U.S. Buyer agree (a) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Tax Period beginning before the Closing Date until the applicable statute of limitations (as may be extended) has expired and to abide by all record retention agreements entered into with any Governmental Authority; and (b) to allow the other Party and its representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such Party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such Party’s expense.

Section 7.3.          Transfer Taxes. All Transfer Taxes incurred in connection with U.S. Buyer’s acquisition of the Shares shall be borne equally by the U.S. Buyer and U.S. Seller. To the extent a Seller pays any Transfer Tax for which it is not liable under this Section 7.3, the U.S. Buyer shall reimburse the relevant Seller for such Transfer Tax within ten (10) Business Days of delivery to the U.S. Buyer of evidence of payment of such Transfer Tax to the applicable Governmental Authority. Notwithstanding anything to the contrary in this Agreement, any refund of Transfer Taxes is for the benefit of the Party who paid the Taxes (whether directly or by way of reimbursing the other Party) and, if applicable, shall be paid over to the Party within the (10) Business Days of another Party’s receipt of the refund.

Section 7.4.           Tax Refunds. Any Tax refunds (whether by payment, credit, offset, reduction in Tax or otherwise) relating to any Pre-Closing Tax Period received after the Closing Date by U.S. Buyer, the Acquired U.S. Company or any of their Affiliates (as determined after the Closing Date) shall be for the account of U.S. Seller, and U.S. Buyer shall pay over to U.S. Seller the amount of any such refund within ten (10) Business Days after its receipt.

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 ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1.          Conditions to Obligations of Sellers. The obligations of Sellers to complete the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or before the Closing, of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of U.S. Buyer contained in this Agreement shall be true and correct in all material respects when made and must be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, those representations and warranties shall be true and correct in all material respects as of such date. The Buyer Fundamental Reps must have been true and correct when made and must be true and correct as of the Closing, except to the extent the Buyer Fundamental Rep are as of another date, in which case, those representations and warranties must be true and correct as of that date;

(b)          Covenants. The covenants and agreements contained in the Transaction Agreements to be complied with by U.S. Buyer and ARC on or before the Closing shall have been complied with in all material respects;

(c)          No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any Party, seeking to restrain or materially and adversely alter the transactions contemplated by the Transaction Agreements, which, in the reasonable, good faith determination of Sellers, is likely to render it impossible or unlawful to complete such transactions. But the provisions of this Section 8.1(c) do not apply if Sellers directly or indirectly solicited or encouraged the Action;

(d)          Consents and Approvals. U.S. Buyer shall have received, each in form and substance reasonably satisfactory to Sellers, the authorizations, consents, orders and approvals of Governmental Authorities listed in Schedule 8.1 to this Agreement;

(e)          Third Party Consents. All consents (or in lieu thereof waivers) to the consummation of the Transaction Agreement as set forth on Schedule 8.1(e), (i) shall have been obtained, (ii) shall not be subject to the satisfaction of any material condition that has not be satisfied or waived and (iii) shall be in full force and effect.

(f)          ARC QMT Consolidation. U.S. Buyer shall have provided to Sellers evidence, in form and substance reasonably satisfactory to Sellers, that the ARC QMT Closing occurred; and

(g)          U.S. Buyer’s Closing Deliveries. U.S. Buyer shall have delivered, or caused to be delivered, to Sellers at or before Closing signed copies of each of the following:

i.            a certificate of U.S. Buyer to the effect that each of the conditions specified in subsections (a) through (f) above are satisfied;

ii.         the Services Agreement, if required under Section 5.2;

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 iii.         the Convertible Note; and

iv.         Statement of Acquisition related to the Acquired European Company in the form set forth on Schedule 8.2(i).

Section 8.2.          Conditions to Obligations of Buyer. The obligation of U.S. Buyer to complete the transactions contemplated by this Agreement are subject to the fulfillment or written waiver, at or before the Closing, of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects when made and must be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, those representations and warranties shall be true and correct in all material respects as of that date. The Seller Fundamental Reps must have been true and correct when made and must be true and correct as of the Closing, except to the extent the Seller Fundamental Rep are as of another date, in which case, those representations and warranties must be true and correct as of that date;

(b)          Covenants. The covenants and agreements contained in the Transaction Agreements to be complied with by Sellers on or before the Closing shall have been complied with in all material respects;

(c)          No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any Party, seeking to restrain or materially and adversely alter the transactions contemplated by the Transaction Agreements, which, in the reasonable, good faith determination of Buyer, (i) will render it impossible or unlawful to complete such transactions or (ii) which has a Material Adverse Effect. But the provisions of this Section 8.2(c) do not apply if U.S. Buyer directly or indirectly solicited or encouraged the Action;

(d)          Consents and Approvals. Sellers and the Acquired Companies shall have received, each in form and substance reasonably satisfactory to U.S. Buyer, the authorizations, consents, orders and approvals of Governmental Authorities necessary for the completion of the transactions contemplated the Transaction Agreements listed in Schedule 8.2 to this Agreement;

(e)          Intercompany Arrangements. Sellers shall cause the Intercompany Agreements, other than those Intercompany Agreements relating to open or outstanding purchase orders for services of the Acquired U.S. Company, to be terminated or otherwise amended to exclude the Acquired U.S. Company as a party thereto;

(f)          Settlement of Intercompany Accounts. Sellers shall have caused the Acquired Companies to eliminate all of their respective Intercompany Accounts;

(g)          Distribution of Thixoforming Assets and Assumption of Thixoforming Liabilities. The Acquired U.S. Company shall have transferred the Thixoforming Assets to U.S. Seller, an Affiliate of U.S. Seller, or a third party buyer of the Thixoforming Division, and the recipient of the Thixoforming Assets shall have assumed the Thixoforming Liabilities;

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 (h)          Transfer of Acquired Operation to the Acquired European Company. The European Seller shall have contributed or transferred all right, title and interest to the European Assets and Assumed Liabilities as contemplated by this Agreement, excluding the Excluded Assets and Excluded Liabilities;

(i)          Sellers Closing Deliveries. Sellers shall have delivered, or caused to be delivered, to Buyer at or before Closing each of the following:

i.            one or more certificates representing all of the U.S. Shares duly endorsed for transfer to Buyer or its designee;

ii.         a certificate to the effect that each of the conditions specified in subsections  (a) through (h) above is satisfied;

iii.         a signed copy of the Acquired European Company’s application for the registration of its sole ownership over the Transferred Real Property certified by the competent land registry authority as a document duly filed by the Acquired European Company with the competent land registry authority;

iv.         except as may have been requested in writing by Buyer not less than five (5) Business Days prior to the Closing, the officers and directors of the Acquired Companies must have resigned from those positions effective as of the Closing;

v.           the Services Agreement, if required under Section 5.2;

vi.         the Acquired European Company shall have executed and delivered this Agreement as an additional signatory;

vii.         signed copy of the European Seller’s corporate resolution on the increase of the registered capital of the Acquired European Company including the Transferred Assets and Transferred Real Property contributed by the European Seller to the Acquired European Company;

viii.         certified electronic version of the resolution of the competent court of registration on the registration of the increase of the registered capital of the Acquired European Company in accordance with the corporate resolution referenced in clause (vii);

ix.         signed original of the Statement of Acquisition related to the Acquired European Company in the form set forth on Schedule 8.2(i);

x.         executed original of the member’s list of the Acquired European Company displaying the U.S. Buyer or its assignee as the 100% owner of the Acquired European Company;

xi.            copies of European Seller and the Acquired European Company’s written notice to each Transferred Contract counterparty relating to the transfer of the Transferred Contract to the Acquired European Company and written copies of any consents obtained from the Transferred Contract counterparties;

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 xii.         written evidence of compliance with Laws with respect to the transfer of the Transferred Employees from the European Seller to the Acquired European Company;

xiii.         appropriate written evidence of the registration by the competent authorities of the Acquired European Company as new beneficiary of the relevant site permit; and

(j)          Operating Cash. The Acquired U.S. Company shall have not less than $100,000 in Acquired U.S. Company Cash, plus the amount of uncleared checks.

ARTICLE 9
INDEMNIFICATION

Section 9.1.          Survival of Representations and Warranties.

(a)          The representations and warranties of Sellers contained in this Agreement survive the Closing until the 18-month anniversary of the Closing, but (i) the representations and warranties made pursuant to Section 3.1 (Existence; Authority) and Section 3.2 (Capitalization), survive indefinitely (the representations and warranties listed in subsection (i) of this Section 9.1(a) the “Seller Fundamental Reps”), (ii) Section 3.14 (Environmental Conditions) and Section 3.16 (Products) survive until the six-year anniversary of the Closing, and (iii) the representations and warranties made pursuant to Section 3.11 (Taxes) survive until 60 days after the expiration of the applicable statute of limitations. If written notice of a claim is given before the expiration of the applicable representations and warranties by any Buyer to a Seller, then the relevant representations and warranties survive as to that claim, until the claim is finally resolved.

(b)          The representations and warranties of U.S. Buyer contained in this Agreement survive the Closing until the 18-month anniversary of the Closing, but the representations and warranties made pursuant to Section 4.1 (Existence), Section 4.4 (Capitalization) and Section 4.9 (Brokers and Finders) survive indefinitely (the representations and warranties made pursuant to Section 4.1 and Section 4.9, the “Buyer Fundamental Reps”). If written notice of a claim is given before the expiration of the applicable representations and warranties by any Seller to a Buyer, then the relevant representations and warranties survive as to that claim, until the claim is finally resolved.

(c)          The representations and warranties set forth in this Agreement speak only as of the date of this Agreement and, as provided in Section 8.1 and Section 8.2, the Closing (except for representations and warranties that are made as of a specific date, which representatives and warranties speak only as of such date). Claims for breach of representations and warranties may only be brought before the expiration of the applicable survival periods specified in Section 9.1. No claim for indemnification based on a breach of a representation or warranty may be brought after the expiration of the applicable survival period, except that (i) claims with respect to which a Claim Notice has been delivered prior to the expiration of the applicable survival period shall survive as to such claim until finally resolved and (ii) claims based on fraud shall survive for the applicable statute of limitations.

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Section 9.2.          Indemnification by Sellers. Sellers shall indemnify and hold harmless U.S. Buyer and its respective Affiliates (including the Acquired U.S. Company and Acquired European Company), officers, directors, employees, agents, successors and assigns (each a “Buyer Indemnified Party”) from and against any and all Liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, fines, deficiencies, court costs, litigation costs, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by all or any of them (including, but not limited to, any Action brought or otherwise initiated by any of them) (a “Loss”), arising out of or resulting from:

(a)          any breach of any representation or warranty made by Sellers contained in the Transaction Agreement;

(b)          any breach of any covenant or agreement by any of Sellers (or, with respect to periods before Closing, by either of the Acquired Companies) contained in this Agreement;

(c)          all Liability (i) for Taxes of the Acquired U.S. Company and Acquired European Company for all Pre-Closing Tax Periods and (ii)  for Taxes of U.S. Seller or any of its Affiliates (other than the Acquired U.S. Company, Acquired European Company and their Subsidiaries) by application of Treasury Regulation Section 1.1502-6 or any similar state, local or foreign Tax law;

(d)          all Liability exclusively related to the Thixoforming Assets and the Thixoforming Liabilities; or

(e)          any breach of Section 3.11(Taxes), Section 3.14  (Environmental Conditions), and Section 3.16 (Products).

Except with respect to Section 3.14 (Environmental), each Seller is jointly and severally liable for the payment and satisfaction of all Losses incurred by the Buyer Indemnified Parties. To the extent that Sellers’ undertakings set forth in this Section 9.2 may be unenforceable, Sellers shall contribute the maximum amount that they are permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by Buyer Indemnified Parties.

Section 9.3.          Indemnification by U.S. Buyer. U.S. Buyer shall indemnify and hold harmless each Seller and its respective Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) from and against any and all Losses, arising out of or resulting from:

(a)          any breach of any representation or warranty made by U.S. Buyer contained in the Transaction Agreements;

(b)          any breach of any covenant or agreement by the U.S. Buyer (or, with respect to periods after Closing, by the Acquired U.S. Company and Acquired European Company) contained in the Transaction Agreements; or

(c)          all Liability for Taxes of the Acquired U.S. Company and Acquired European Company for all Post-Closing Tax Periods.

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To the extent that U.S. Buyer’s undertakings set forth in this Section 9.3 are unenforceable, U.S. Buyer shall contribute the maximum amount permitted under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

Section 9.4.          Limits on Indemnification.

(a)          Notwithstanding anything to the contrary contained in this Agreement: (i) except with respect to claims relating to fraud, the Seller Fundamental Reps, Section 3.11 (Taxes), Section 3.14 (Environmental) and Section 3.16 (Products), the Seller Indemnifying Party is not liable for any claim for indemnification pursuant to Section 9.2(a) unless and until the aggregate amount of indemnifiable Losses under that section equals or exceeds $200,000 of the Purchase Price, after which point the Seller Indemnifying Party is obligated to indemnify the Buyer Indemnified Party from and against only the amount of indemnifiable Losses that exceed $200,000 of the Purchase Price unless and; (ii) except with respect to claims relating to fraud, the Seller Fundamental Reps, Section 3.11 (Taxes), Section 3.14 (Environmental) and Section 3.16 (Products), the maximum amount of indemnifiable Losses that may be recovered from the Seller Indemnifying Party arising out of or resulting from the causes set forth in Section 9.2(a) is an amount equal to 10% of the Purchase Price; (iii) the maximum amount of indemnifiable Losses that may be recovered from the Seller Indemnifying Party arising out of or resulting from a breach of the Seller Fundamental Reps, Section 3.11 (Taxes) and Section 3.16 (Products) to the extent not covered by insurance, is an amount equal to 100% of the Purchase Price; (iv) indemnifiable Losses arising out of or resulting from a breach of Section 3.14 (Environmental) related to the Acquired Operation may only be recovered from European Seller and the maximum amount recoverable is the European Purchase Price; (v) indemnifiable Losses arising out of or resulting from a breach of Section 3.14 (Environmental) related to the Acquired U.S. Company may only be recovered from U.S. Seller and the maximum amount recoverable is the U.S. Purchase Price; and (vi) Buyer is not entitled to indemnification under Section 3.11 (Taxes) with respect to any Post-Closing Tax Period. This Section 9.4 does not apply with respect to indemnification under Section 9.2(b), Section 9.2(d), or Section 9.3.

(b)          In calculating the indemnifiable Losses suffered by the Indemnified Party as a result of any breach of this Agreement, the amount of any claim is reduced by any amounts the Indemnified Party has received from third parties in connection with the matter, including any indemnification or other recovery under any contract, agreement, or arrangement between a Buyer Indemnified Party and any third party and any insurance proceeds. The Indemnified Party will use commercially reasonable efforts to pursue third party recoveries and otherwise mitigate the indemnifiable Losses. However, nothing in this Section 9.4(b) precludes an Indemnified Party from giving notice of its indemnity claim before exhausting its remedies. If the Indemnified Party receives any third party payments after an indemnification payment is made that relates thereto, the Indemnified Party will promptly repay to the Indemnifying Party the amount of the indemnification payment the Indemnifying Party would not have paid had the third-party payment reduced the original indemnification payment.

(c)          An Indemnified Party shall not assert claims with respect to, or recover damages for, Losses that are in the nature of consequential or punitive damages or claims for loss of profit, except to the extent the Indemnified Party is required to pay punitive damages to a third party pursuant to a Third Party Claim (as defined in Section 9.5(b)).

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(d)          Notwithstanding any provision of this Agreement to the contrary, U.S. Buyer is not entitled to indemnification under Section 3.11 (Taxes) with respect to any Post-Closing Tax Period.

(e)          An Indemnified Party may not recover duplicative indemnifiable Losses in respect of a single set of facts or circumstances under more than one representation, warranty, covenant, or agreement in this Agreement. A Buyer Indemnified Party may not assert any claim under Section 9.2 for any indemnifiable Losses if Buyer already received recovery of those Losses as a result of the adjustment provided in Section 2.4.

Section 9.5.          Notice of Loss; Third Party Claims.

(a)          An Indemnified Party shall give the Indemnifying Party prompt notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, as soon as practicable, stating the amount of the Loss, if known, and method of computation of the Loss, and containing a reference to the provisions of this Agreement in respect of which the right of indemnification is claimed or arises.

(b)          If an Indemnified Party receives notice of any Action, demand or assessment (each, a “Third Party Claim”) against it or that may give rise to a claim for Loss under this ARTICLE 9, the Indemnified Party shall give the Indemnifying Party notice of the Third Party Claim within thirty (30) days (ten (10) days in the case of any Third Party Claim relating to Tax) of the receipt of notice. However, the failure to provide notice does not release the Indemnifying Party from any of its obligations under this ARTICLE 9 except to the extent that the Indemnifying Party is materially prejudiced by the failure. To the extent permitted by the law applicable to the Third Party Claim, the Indemnifying Party is entitled to assume and control the defense of the Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten (10) days of the receipt of notice from the Indemnified Party. However, to the extent permitted by the law applicable to the Third Party Claim, the Indemnified Party is entitled, at its own expense, to participate in the defense of the Third Party Claim.

(c)          If the Indemnifying Party exercises the right to undertake the defense against a Third Party Claim as provided above, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials, and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as the Indemnifying Party reasonably requires. Similarly, if the Indemnified Party is, directly or indirectly, conducting the defense against a Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnified Party in the defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, records, materials, and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as the Indemnified Party reasonably requires.

(d)          The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably.

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Section 9.6.          Character of Indemnification Payments. Sellers and U.S. Buyer agree to treat all payments made pursuant to this ARTICLE 9 (Indemnification) as adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 9.7.          Exclusive Remedy. After the Closing, except in the case of fraud and Section 6.5, the sole remedy of an Indemnified Party for all indemnifiable Losses with respect to the transactions contemplated by this Agreement is the indemnity set forth in ARTICLE 9 (Indemnification) (it being understood that nothing in this Section 9.7 shall limit the Parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in ARTICLE 6 (Post-Closing Covenants), ARTICLE 7 (Tax Matters), and Section 11.2 (Confidentiality)).

Section 9.8.          Adjustment of Convertible Note. Any Party may elect to make payments on indemnification claims successfully brought against it under this ARTICLE 9 by increasing or decreasing, as applicable, the principal amount of the Convertible Note by an amount equal to the indemnifiable Loss (the “Note Adjustment”). Note Adjustments may not be made if the principal of the Convertible Note is reduced to zero. A Party shall not elect to make a Note Adjustment until the indemnifiable Loss is determined by either (a) the mutual agreement of the Parties within sixty (60) days of the initiation of such claim or (b) arbitration under Section 11.13.

ARTICLE 10
TERMINATION, AMENDMENT AND WAIVER

Section 10.1.          Termination. This Agreement may be terminated at any time before the Closing:

(a)          by U.S. Buyer if between the date of this Agreement and the Closing, Sellers breach of any Transaction Agreement in any material respect, U.S. Buyer notifies Sellers of the breach, and the breach continues without cure for 60 days after notice of breach and the continued breach causes a failure of one or more of U.S. Buyer’s conditions to Closing in Section 8.2;

(b)          by Sellers if between the date of this Agreement and Closing, U.S. Buyer’s breach of any Transaction Agreement in any material respect, Sellers notify U.S. Buyer of the breach, and the breach continues without cure for a period of 60 days after the notice of breach and the continued breach causes a failure of one or more of Sellers’ conditions to Closing in Section 8.1;

(c)          by any Party if the Closing shall not have occurred by June 25, 2012, but the right to terminate this Agreement under this Section 10.1(c) is not available to any Party whose failure to fulfill any obligation under this Agreement in breach of any Transaction Agreement is the cause of, or resulted in, the failure of the Closing to occur on or before that date;

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(d)          by any Party if any Governmental Authority issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Agreements and the order, decree, ruling or other action becomes final and nonappealable;

(e)          by U.S. Buyer if Sellers provide an Update that materially and adversely changes the Sellers’ Disclosure Schedule, or by Sellers if U.S. Buyer provides an Update that materially and adversely changes the Sellers’ Disclosure Schedule; or

(f)          by the mutual written consent of all Parties.

Section 10.2.          Effect of Termination. If this Agreement is terminated as provided in Section 10.1, the Transaction Agreements shall forthwith become void and there shall be no liability on the part of any Party except (a) as set forth in Section 11.1 (Expenses) and Section 11.2 (Confidentiality) and (b) that nothing in this Section 10.2 relieves any Party from liability for any breach of any Transaction Agreements. Notwithstanding the foregoing, the following provisions shall survive any termination of this Agreement: ARTICLE 1 (as needed to give effect to this Section 10.2), this Section 10.2, and ARTICLE 11.

ARTICLE 11
GENERAL PROVISIONS

Section 11.1.          Expenses. Except as otherwise specified in this Agreement (including Section 10.2), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by the Transaction Agreements shall be paid by the Party incurring such costs and expenses, whether or not the Closing has occurred.

Section 11.2.          Confidentiality. No information concerning Sellers, the Acquired U.S. Company or Acquired European Company or the Business that has been furnished to or obtained by U.S. Buyer under this Agreement or in connection with the transactions contemplated by this Agreement may be (a) used by U.S. Buyer or its respective Affiliates other than in connection with the transactions contemplated by this Agreement or (b) disclosed by U.S. Buyer to any Person other than in confidence to employees, legal counsel, financial advisers, or independent public accountants of the U.S. Buyer who the U.S. Buyer reasonably determines has a need to know such information in connection with the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are not completed, U.S. Buyer must hold such information in confidence indefinitely and may not use such information for any purpose following the termination of this Agreement, and all such information, including any copies thereof (including storage media), must be returned to the Sellers or destroyed upon Sellers’ request.

Section 11.3.          Public Announcements. No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties, unless otherwise required by Law or applicable stock exchange regulation, and the Parties shall cooperate as to the timing and contents of any such press release, public announcement or communication. Unless otherwise required by Law, the Parties shall treat and hold as confidential (and not disclose or provide access to any Person to) all terms and conditions of this Agreement, including the existence thereof.

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Section 11.4.          Notices. All notices and correspondence with respect to matters related to this Agreement must be in writing and are deemed received by a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile, or by electronic or digital transmission, with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following address or facsimile number (or to such other address or facsimile number as a party may designate by giving written notice to the other party in accordance with this Section 11.4):

if to Sellers:

Precision Castparts Corp.
11676 Perry Highway
Building 2, Suite 2102
Wexford, PA 15090
Fax: 724.940.3944
Attention: Greg Delaney

Email: gdelaney@precastcorp.com

and to:

Precision Castparts Corp.
4650 SW Macadam Avenue, Suite 400
Portland, OR 97239-4262
Fax: 503.946.4817
Attention: Roger Cooke

Email: rcooke@precastcorp.com

With a copy sent simultaneously to:

Stoel Rives llp
900 SW Fifth Avenue, Suite 2600
Portland, OR 97204
Fax: 503.220.2480
Attention: Ruth Beyer

Email: rabeyer@stoel.com

if to U.S. Buyer:

ARC Wireless Solutions, Inc.
6330 North Washington Street, Unit #13
Denver, CO 80216-1146
Fax: 212-231-3939
Attention: Theodore Deinard, CEO

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Execution Copy

 Email: tdeinard@quadrantmgt.com

and to:

Quadrant Metals Technologies LLC

810 Flightline Blvd.

DeLand, FL 32724

Fax: 386-736-6063
Attention: Robert Marten, President & CEO

rmarten@flomet.com

With a copy sent simultaneously to:

Wuersch & Gering LLP

100 Wall Street, 21st Floor

New York, NY 10005
Fax: 610-819-9104
Attention: Travis L. Gering

Email: travis.gering@wg-law.com

Section 11.5.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are completed as originally contemplated to the greatest extent possible.

Section 11.6.          Entire Agreement. This Agreement, including Exhibit A (Convertible Note), Exhibit B (Historical Financial Statements), Schedule 1 (Description of Thixoforming Real Property), Schedule 2(a) (Transferred Assets), Schedule 2(b) (Transferred Contracts), Schedule 2(c), (Transferred Employees), Schedule 2(d) (Transferred Real Property), Schedule 2.5 (338(h)(10) Purchase Price Allocation), Schedule 5.2 (Terms and Conditions of Services Agreement), Schedule 8.1 (Consents and Approvals), Schedule 8.2 (Consents and Approvals) and Schedule 8.2(i) (Statement of Acquisition), the Sellers’ Disclosure Schedule, and U.S. Buyer’s Disclosure Schedule, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between Sellers and Buyer with respect to the subject matter hereof. This Agreement shall be fully binding upon all Parties when executed and delivered notwithstanding the absence of the signature of the Acquired European Company as of the date of this Agreement.

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Section 11.7.          Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Sellers (which consent may be granted or withheld in the sole discretion of Sellers). However, U.S. Buyer may assign this Agreement or any of their respective rights and obligations hereunder to one or more wholly-owned subsidiaries without the consent of Sellers, but only if the U.S. Buyer remains obligated under this Agreement.

Section 11.8.          Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Sellers and Buyer or (b) by a waiver in accordance with Section 11.9.

Section 11.9.          Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered by the other Parties pursuant to this Agreement or (c) waive compliance with any of the agreements of the other Parties or conditions to such Parties’ obligations contained in this Agreement. Any extension or waiver is valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Agreement does not constitute a waiver of those rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 11.10.         No Third Party Beneficiaries. Except for the provisions of ARTICLE 9 relating to indemnified parties, this Agreement is binding upon, and inures solely to the benefit of, the Parties and their respective successors and permitted assigns. Unless expressly required by applicable Law, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 11.11.         Specific Performance. The Parties acknowledge and agree that each Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which each Party may be entitled, at law or in equity, it shall be entitled to enforce and provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 11.12.         Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) is governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

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Section 11.13.         Arbitration. The Parties agree to submit to arbitration any and all matters in dispute or in controversy among them concerning the terms and provisions of this Agreement. All such disputes and controversies shall be determined and adjudged by the decision of an arbitrator (the “Arbitrator”) selected by mutual agreement of the Parties or if the Parties fail to reach agreement on the Arbitrator within ten (10) days after a party has notified the other of its interest to submit a matter to arbitration, the Arbitrator shall be selected by the American Arbitration Association upon application made to it for such purpose by the Parties. Arbitration shall take place in Denver, Colorado or such other place as the parties hereto may agree in writing. The Arbitrator shall reach and render a decision in writing with respect to the amount, if any, of payment respecting the disputed matter. The arbitration proceedings shall be held in accordance with the applicable rules of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The fees and expenses of the Arbitrator and the respective fees and expenses of the parties hereto in connection with any such arbitration (including, without limitation, reasonable fees and expenses of legal counsel and consultants) shall be paid by the party against whom a decision by the Arbitrator is rendered.

Section 11.14.         Further Action. Each of the Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and complete and make effective the transactions contemplated hereby.

Section 11.15.         Counterparts; Facsimiles. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed is deemed an original, but all of which taken together constitute one and the same agreement. For purposes of this Agreement, facsimile, scanned or digitally transmitted signatures are deemed to be original signatures.

[Signature pages follow]

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 The Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

U.S. SELLER:	PRECISION CASTPARTS CORP.

	By:	/s/ Roger A. Cooke
Roger A. Cooke
Senior Vice President and General Counsel

EUROPEAN SELLER:	AFT EUROPA KFT

	By:	/s/ Roger A. Cooke
Roger A. Cooke, on behalf of the managing director as power of attorney

Signature Page to Purchase Agreement

Acknowledged:

ACQUIRED U.S. COMPANY:	ADVANCED FORMING TECHNOLOGY, INC.

	By:	/s/ Roger A. Cooke
Roger A. Cooke
Senior Vice President, General Counsel and Secretary

Signature Page to Purchase Agreement

Acknowledged:

ACQUIRED EUROPEAN COMPANY:	[___________________________________]

By:
Name:
Title:

Signature Page to Purchase Agreement

The Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

U.S. BUYER:	ARC WIRELESS SOLUTIONS, INC.

	By:	/s/ Theodore Deinard
Theodore Deinard
Interim CEO

Signature Page to Purchase Agreement